Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

NORTH HAVEN INFRASTRUCTURE PARTNERS II BUFFALO HOLDINGS, LLC,

and

EQM MIDSTREAM PARTNERS, LP

March 13, 2019

i

INDEX OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Addendum Agreement
Exhibit D	Site Access Terms
Exhibit E	Initial System
Exhibit F	Net Working Capital Example
Exhibit G	Management Payment Amounts

INDEX OF SCHEDULES AND DISCLOSURE SCHEDULES

Schedule	Section Reference

Subsidiaries	Section 4.02(a)
Authorization	Section 4.04(a)
No Breach	Section 4.04(b)
Waiver of Approval Rights	Section 4.04(d)
Capitalization	Section 4.05
Financial Statements	Section 4.06
Absence of Certain Developments	Section 4.07
Title to Properties	Section 4.08(a)
Contiguous Rights-of-Way	Section 4.08(b)
Breaches of Rights-of-Way	Section 4.08(c)
Required Renovations or Repairs	Section 4.08(e)
Tax Matters	Section 4.09
Material Contracts and Commitments	Section 4.10(b)
Litigation	Section 4.12
Governmental Consents	Section 4.13
Regulatory Status	Section 4.14
Employee Benefit Plans	Section 4.15(a)
Certain Compensation Matters	Section 4.15(h)
Parachute Payments	Section 4.15(i)
Compliance with Laws	Section 4.16
Environmental Matters	Section 4.17
Brokerage	Section 4.19
Insurance	Section 4.20
Capital Expenditures	Section 4.22
Bank Accounts	Section 4.24
Unrelated Activities	Section 4.26
Affiliate Relationships	Section 4.27
Conduct of Business	Section 6.01
Efforts to Consummate Transaction	Section 6.04
Termination of Certain Related Party Arrangements	Section 6.09

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 13, 2019, is made by and between North Haven Infrastructure Partners II Buffalo Holdings, LLC, a Delaware limited liability company (“Seller”), and EQM Midstream Partners, LP, a Delaware limited partnership (“Purchaser”).

WHEREAS, Eureka Midstream Holdings, LLC, a Delaware limited liability company (“Eureka”), and Hornet Midstream Holdings, LLC, a Delaware limited liability company (“Hornet”), are collectively engaged in the Business;

WHEREAS, the authorized, issued and outstanding Equity Interests of Eureka as of the date hereof consists of (i) 28,303,145 Class A Common Units of Eureka (the “Eureka Class A Common Units”) and (ii) 799,149 Class B Common Units of Eureka (the “Eureka Class B Common Units” and, together with the Class A Common Units, the “Eureka Common Units”);

WHEREAS, pursuant to the those certain redemption agreements (the “Redemption Agreements”) executed on or prior to the date hereof between Eureka and the holders of Eureka Class B Common Units and Incentive Plan Units set forth on Exhibit G, the Eureka Class B Common Units held by such holders will be redeemed and cancelled by Eureka and the Incentive Plan Units will be cancelled, in each case, effective as of the Closing, in exchange for certain cash consideration and future contingent payment rights;

WHEREAS, Seller owns the Acquired Eureka Units;

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of Hornet (the “Hornet Membership Interests”, and together with the Acquired Eureka Units, the “Acquired Interests”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01                             Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase and acquire from Seller, and Seller agrees to assign, transfer and convey to Purchaser, the Acquired Interests, free and clear of all Liens.

Section 1.02                             Purchase Price. In consideration for the sale and transfer of the Acquired Interests by Seller, Purchaser shall pay to Seller aggregate consideration equal to $1,030,000,000.00 (the “Base Purchase Price”).  The Base Purchase Price shall be increased or decreased (as applicable) as set forth in Section 2.02 and by the Final Adjustment Amount. The Base Purchase Price as increased or decreased in accordance with Section 2.02 and this Article I shall be referred to herein as the “Purchase Price”.

Section 1.03                             Deposit. On the date hereof, Purchaser shall deposit $50,000,000 by wire transfer of immediately available funds (such deposited amount, together with any interest and earnings thereon, the “Deposit”) with PNC Bank, National Association (the “Escrow Agent”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of the escrow agreement, dated as of the date hereof (the “Escrow Agreement”), by and among Purchaser, Seller and the Escrow Agent, in the form attached hereto as Exhibit A. In the event that the Closing occurs, then on the Closing Date (i) an amount equal to the entirety of the Deposit shall be credited against the Purchase Price, (ii) an amount equal to the Deposit, less the Indemnification Escrow Amount, shall be released to Seller and (iii) an amount equal to the Indemnification Escrow Amount shall be retained in the Escrow Account in accordance with Section 2.02(d). If for any reason this Agreement is terminated in accordance with Section 9.01, then the Deposit shall be disbursed as provided in Section 9.02.

Section 1.04                             Closing Calculations. Not less than three Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser a certificate duly executed by an authorized representative of Seller setting forth Seller’s good faith estimates prepared consistent with the Accounting Principles (and, to the extent not inconsistent therewith, GAAP) as of the Closing Date of (i) Cash (the “Estimated Cash”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital”), (iv) Reimbursed Capex (the “Estimated Reimbursed Capex”), (v) the aggregate Class B Common Unit Redemption Amount, (vi) the aggregate Incentive Plan Unit Payment Amount, (vii) the Hornet LTIP Payment Amount, (viii) the Aggregate Post-Closing Class B Common Unit Payment and (ix) the resulting calculation of the Estimated Adjustment Amount together with reasonable supporting documentation for the estimates and calculations contained therein; provided, however, that in the event that Purchaser notifies Seller prior to Closing that Purchaser disputes Seller’s estimate of the Estimated Adjustment Amount or any component thereof, then Seller shall consider Purchaser’s comments thereto in good faith and may modify the Estimated Adjustment Amount, and its component calculations, as appropriate, to reflect any agreed adjustments thereto.

Section 1.05                             Final Closing Balance Sheet Calculation.

(a)                                 As promptly as possible, but in any event no later than 75 days after the Closing Date, Purchaser shall deliver to Seller (i) consolidated balance sheets of (x) Eureka and its Subsidiaries and (y) Hornet and its Subsidiaries, in each case, immediately prior to the close of business on the Closing Date (each a “Closing Balance Sheet”, and collectively the “Closing Balance Sheets”) and (ii) a certificate duly executed by an authorized representative of Purchaser setting forth the calculations of Cash, Indebtedness, Reimbursed Capex and Net Working Capital derived from the Closing Balance Sheets and the resulting calculation of the Final Adjustment Amount (together with the Closing Balance Sheets, the “Preliminary Statement”). Each Closing Balance Sheet shall be prepared and Cash, Indebtedness, Reimbursed Capex and Net Working Capital shall be determined (including for purposes of Section 1.04) on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Net Working Capital Example and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheets and determining Cash, Indebtedness, Reimbursed Capex and Net Working Capital and the related purchase price adjustment contemplated by this Section 1.05 is to measure (i) the amount of Cash, Indebtedness, Reimbursed Capex and Net Working Capital and (ii) changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheets or determining Cash, Indebtedness, Reimbursed Capex or Net Working Capital. To the extent that the calculation of the Net Working Capital corrects an error or inconsistency or noncompliance with an accounting procedure that was used in the calculation of the Target Net Working Capital Amount, then the Target Net Working Capital Amount shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to correct such error, inconsistency or noncompliance.

(b)                                 After delivery of the Preliminary Statement, Seller and its accountants and other representatives shall be permitted reasonable access to review the Acquired Entities’ offices, properties and books and records and any work papers related to the preparation of the Preliminary Statement. Seller and its accountants and other representatives may make reasonable inquiries of Purchaser, the Acquired Entities and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Acquired Entities to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of Seller, Purchaser shall cause the Acquired Entities to, and the Acquired Entities shall, direct their employees after the Closing to assist and be available on a reasonable basis to respond to inquiries from Seller in its review of the Preliminary Statement and any objections or disputes with respect thereto; provided, however, that Purchaser and the Acquired Entities may redact or remove references to information as necessary to address any reasonable applicable privilege or confidentiality concerns. If Seller has any objections to the Preliminary Statement, Seller shall deliver to Purchaser a statement setting forth in reasonable detail its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Purchaser prior to the 45th day after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.

(c)                                  Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution prior to the 45th day after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute in writing to PricewaterhouseCoopers LLP (the “Valuation Firm”). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm’s determination of the Net Working Capital, the Indebtedness of the Acquired Entities outstanding at the Closing, the Reimbursed Capex as of the Closing, the amount of Cash held by the Acquired Entities at the Closing and the resulting Final Adjustment Amount shall be based solely on written presentations submitted by Purchaser and Seller that are in accordance with the guidelines and procedures (including the definitions of Cash, Indebtedness, Reimbursed Capex and Net Working

Capital) set forth in this Agreement (i.e., not on the basis of an independent review). The Valuation Firm shall consider only the disputed matters that were included in the Objections Statement and the Valuation Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand. The parties will cooperate with the Valuation Firm during the term of its engagement. The determination of Cash, Indebtedness, Reimbursed Capex and Net Working Capital as of the Closing Date, and the resulting Final Adjustment Amount calculated with reference thereto shall become final and binding on the parties on the earliest of the date (i) the Valuation Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by Purchaser and Seller to be delivered not more than 45 days following submission of such disputed matters), (ii) the agreement between the parties regarding the Closing Balance Sheets and the calculation of Cash, Indebtedness, Reimbursed Capex and Net Working Capital derived from the Closing Balance Sheets and (iii) the 45th day after the delivery of the Preliminary Statement if no Objections Statement is delivered.

(d)                                 The fees and expenses of the Valuation Firm shall be allocated based upon the percentage that the portion of the contested amount not awarded to each party bears to the total amount actually contested between the parties in the written presentation to the Valuation Firm and will be settled solely by Purchaser and Seller in a manner consistent with such principles within 10 days after the dispute has been finally resolved. For example, if (i) Purchaser values an item on a Closing Balance Sheet at an amount equal to $1,000, (ii) Seller submits an Objections Statement contesting only $400 of the amount claimed by Purchaser, and (iii) the Valuation Firm ultimately resolves the dispute by awarding Purchaser $300 of the $400 contested amount, then the costs and expenses of the Valuation Firm will be allocated 75% (i.e., $300/$400) to Seller and 25% (i.e., $100/$400) to Purchaser. Purchaser and Seller will jointly retain the Valuation Firm and each pay 50% of any retainer. During the engagement, the Valuation Firm will bill 50% of the total charges to Purchaser and 50% of the total charges to Seller (with all such costs to be ultimately borne pursuant to the first sentence of this Section 1.05(d)).

Section 1.06                             Post-Closing Adjustment Payment.

(a)                                 If the Final Adjustment Amount is greater than (or equal to) the Estimated Adjustment Amount, then Purchaser shall, as directed by Seller, promptly (but in any event within two Business Days) pay to Seller, by wire transfer of immediately available funds, such excess amount.

(b)                                 If the Final Adjustment Amount is less than the Estimated Adjustment Amount (such difference, the “Shortfall”), then Seller shall promptly (but in any event within two Business Days) pay to Purchaser the Shortfall by wire transfer of immediately available funds to one or more accounts designated by Purchaser.

Section 1.07                             Withholding(a)          . Each Purchaser Party shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller Party such amounts as such Purchaser Party is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided that the Purchaser Parties shall give Seller reasonable advance notice of their intent to withhold any amounts and the opportunity to establish an exemption from, or reduction to, such withholding. To the extent that amounts are so withheld and properly remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II
THE CLOSING

Section 2.01                             The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP (“V&E”) located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) or on such other date as is mutually agreed to by Purchaser and Seller; provided that in no event shall the Closing occur without Purchaser’s consent prior to the later of (a) the date that is five (5) Business Days after the delivery of the Eureka Audited 2018 Financial Statements and (b) April 1, 2019 (the “Inside Date”). The date and time of the Closing are referred to herein as the “Closing Date.”

Section 2.02                             The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)                                 at the Closing, Purchaser shall pay to Seller an amount equal to (i) the Base Purchase Price, (ii) less the Deposit, (iii) less the Reimbursed Policy Premium Amount, (iv) plus or less the Estimated Adjustment Amount, as appropriate, (v) less the aggregate Class B Common Unit Redemption Amount, (vi) less the aggregate Incentive Plan Unit Payment Amount, (vii) less the Hornet LTIP Payment Amount, (viii) less the Aggregate Post-Closing Class B Common Unit Payment;

(b)                                 at the Closing, Purchaser shall (i) on behalf of Eureka, pay to each holder of Eureka Class B Common Units set forth on Exhibit G the Class B Common Unit Redemption Amount set forth opposite such Person’s name (pursuant to the wiring instructions set forth thereon), (ii) pay the aggregate Incentive Plan Unit Payment Amount to Eureka for further payment on the Closing Date to the holders of Incentive Plan Units set forth on Exhibit G in accordance with Section 7.06 and (iii) pay the Hornet LTIP Payment Amount to Hornet for further payment on the Closing Date to the Hornet LTIP Holder in accordance with Section 7.06;

(c)                                  at the Closing, Purchaser and Seller shall deliver an executed joint written instruction to the Escrow Agent to release the Deposit, less the Indemnification Escrow Amount, to Seller;

(d)                                 at the Closing, an amount equal to $3,862,500 million (the “Indemnification Escrow Amount”) shall be retained in the Escrow Account; and

(e)                                  Purchaser and Seller shall make such other deliveries as are required by Article III hereof.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.01                             Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing Date:

(a)                                 other than in respect of the Fundamental Representations(i) the representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though the Closing Date was substituted for the date hereof throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Section 4.07(a)), and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates shall have been true and correct as of such dates (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Section 4.07(a)), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)                                 the Fundamental Representations of Seller shall be true and correct on and as of the Closing Date in all respects (other than de minimis inaccuracies);

(c)                                  Seller shall have performed in all material respects the covenants and agreements set forth herein that are required to be performed by it under this Agreement prior to the Closing;

(d)                                 any applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

(e)                                  no judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)                                   Seller shall have delivered to Purchaser the respective good standing certificates (or equivalent document) for each of the Acquired Entities in each of their respective jurisdictions of organization and in each jurisdiction where each such Acquired Entity is qualified to do business as a foreign organization, in each case dated within five days prior to the Closing Date;

(g)                                  Seller shall have delivered to Purchaser a certificate of Seller, dated as of the Closing Date, stating that the preconditions specified in Section 3.01(a), Section 3.01(b) and Section 3.01(c) have been satisfied;

(h)                                 Seller shall deliver to Purchaser a certification of non-foreign status meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), Code Section 1446(f) and any

proposed, temporary or final Treasury Regulations promulgated thereunder, and I.R.S. Notice 2018-29;

(i)                                     Seller shall have delivered to Purchaser (i) an executed counterpart of the Assignment Agreement, in the form attached hereto as Exhibit B, and (ii) a counterpart executed by Eureka to the Addendum Agreement, in the form attached hereto as Exhibit C; and

(j)                                    Since the date of this Agreement, there shall not have been a Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in this Section 3.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser.

Section 3.02                             Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in writing) of the following conditions as of the Closing Date:

(a)                                 other than in respect of the Fundamental Representations (i) the representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date hereof throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties), and (ii) the representations and warranties set forth in Article V that address matters as of particular dates shall have been true and correct as of such dates (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)                                 the Fundamental Representations of Purchaser shall be true and correct on and as of the Closing Date in all respects (other than de minimis inaccuracies);

(c)                                  Purchaser shall have performed in all material respects the covenants and agreements set forth herein that are required to be performed by it under this Agreement prior to the Closing;

(d)                                 the applicable waiting periods (and any extensions thereof), if any, under the HSR Act shall have expired or been terminated;

(e)                                  no judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)                                   Purchaser shall have delivered to Seller a certificate of Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a), Section 3.02(b) and Section 3.02(c) have been satisfied; and

(g)                                  Purchaser shall have delivered to Seller an executed counterpart of (i) the Assignment Agreement, in the form attached hereto as Exhibit B, and (ii) Addendum Agreement (as defined in the Eureka LLC Agreement), in the form attached hereto as Exhibit C.

If the Closing occurs, all closing conditions set forth in this Section 3.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

Section 3.03                             Frustration of Conditions.

Purchaser may not rely on the failure of any condition set forth in Section 3.01(a), Section 3.01(b), or Section 3.01(c) to be satisfied if such failure was caused primarily by the failure of Purchaser to perform any of its obligations under this Agreement. Seller may not rely on the failure of any condition set forth in Section 3.02(a), Section 3.02(b) or Section 3.02(c) to be satisfied if such failure was caused primarily by Seller’s failure to perform any of its obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to Purchaser as follows:

Section 4.01                             Organization and Company Power.

(a)                                 Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Acquired Parent is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects. Each Acquired Parent is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02                             Subsidiaries.

(a)                                 Except as set forth on Section 4.02(a) of the Disclosure Schedules, no Acquired Parent owns or holds the right to acquire any Equity Interests in any other Person. Each of the Acquired Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (as applicable), has all requisite corporate or limited liability company (as applicable) power and authority necessary to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure of any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Section 4.02(a) of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of incorporation or formation (as applicable) and outstanding Equity Interests of each of the Acquired Parent’s Subsidiaries.

(b)                                 All of the outstanding Equity Interests of each of the Acquired Parent’s Subsidiaries listed on Section 4.02(a) of the Disclosure Schedules, are, to the extent applicable, duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification requirements of the Securities Laws or pursuant to valid exemptions therefrom, and are wholly owned by an Acquired Parent or by one or more of an Acquired Parent’s Subsidiaries, free and clear of all Liens, other than Permitted Liens.

Section 4.03                             Title to Acquired Interests. Seller is the record and beneficial owner of the Acquired Interests, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws or set forth in the Organizational Documents of Eureka or Hornet, as applicable. Seller has all requisite power and authority to sell, transfer, assign and deliver the Acquired Interests as provided herein, and at the Closing, Seller shall transfer to Purchaser title to the Acquired Interests, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws or set forth in the Organizational Documents of Eureka or Hornet, as applicable. Other than this Agreement, the Eureka LLC Agreement, the Hornet LLC Agreement and the Credit Agreements, the Acquired Interests are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Acquired Interests.

Section 4.04                             Authorization; No Breach; Valid and Binding Agreement.

(a)                                 Seller has the requisite limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Except as set forth on Section 4.04(a) of the Disclosure Schedules, no other requisite limited liability company action or other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Except as set forth on Section 4.04(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, with the passage of time or giving of notice or both, conflict with or result in any breach of, constitute a change of control or other default that would be a default under, or give to others any right of termination or acceleration, result in a violation of, result in the creation of any Lien upon any material assets or properties of the Acquired Entities under, or require any authorization, consent, approval, exemption or other action by or notice to any Person, including any court or other Governmental Entity:

(i)                                     under any indenture, mortgage, lease, loan agreement or other agreement or instrument to which an Acquired Entity is bound or its properties subject, or any Law to which an Acquired Entity or any of their respective properties are subject, except where the failure of any of the following to be true would not reasonably be expected to be materially adverse to the Acquired Entities, taken as a whole; or

(ii)                                  the provisions of the Organizational Documents of Hornet or Eureka;

(c)                                  Assuming that this Agreement is a legal, valid and binding obligation of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)                                 Except as set forth on Section 4.04(d) of the Disclosure Schedules, all rights of first offer, tag-along rights or other approval rights, including any Requisite Member Approval (as defined in the Eureka LLC Agreement), under the Eureka LLC Agreement arising as a result of the consummation of the transactions contemplated by this Agreement have been waived or deemed waived by Hudson Energy NY, LLC or have expired.

Section 4.05                             Capitalization. The record ownership of the Eureka Common Units and the Hornet Membership Interests, as of the date hereof, is set forth on Section 4.05 of the Disclosure Schedules. Except as set forth on Section 4.05 of the Disclosure Schedules, as of the date hereof, there are not outstanding (a) any Eureka Common Units, Hornet Membership Interests or other Equity Interests of any Acquired Parent, (b) any securities of an Acquired Parent convertible into, or exchangeable or exercisable for Eureka Common Units, Hornet Membership Interests or other Equity Interests of an Acquired Parent, nor (c) any options, warrants, calls, rights, commitments, voting agreements or other agreements to which an Acquired Parent is a party or by which it is bound, in any case obligating an Acquired Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Eureka Common Units, the Hornet Membership Interests or other Equity Interests of an Acquired Parent, or obligating an Acquired Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.06                             Financial Statements: Absence of Undisclosed Liabilities.

(a)                                 Section 4.06 of the Disclosure Schedules sets forth true, correct and complete copies of the audited consolidated balance sheet of each of Eureka and Hornet as of each of December 31, 2017 and December 31, 2016, audited consolidated balance sheet of Hornet as of December 31, 2018, unaudited consolidated balance sheet of Eureka as of December 31, 2018 (the “Latest Balance Sheet Date”), audited consolidated statements of income and cash flows of each of Eureka and Hornet for the 12-month periods ended December 31, 2017, audited consolidated statements of income and cash flows of Hornet for the 12-month period ended December 31, 2018, and unaudited consolidated statements of income and cash flows of Eureka for the 12-month period ended December 31, 2018 (collectively, the “Financial Statements”). Except as set forth on Section 4.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects in accordance with GAAP the consolidated financial condition and consolidated results of operations and cash flows of each of Eureka and Hornet as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. The audited Financial Statements include applicable explanatory notes and schedules.  Eureka has informed its auditor that, in accordance with Accounting Standards Codification 360-10, Eureka has determined that no indicators exist that would require an impairment calculation in connection with the preparation of the Eureka Audited 2018 Financial Statements.

(b)                                 Seller has delivered to Purchaser true, correct and complete copies of all material written correspondence from each of the Acquired Parents’ auditors during the 12 months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

(c)                                  Since the Latest Balance Sheet Date, the Acquired Entities have not incurred a liability, whether accrued, contingent, absolute or otherwise, other than liabilities (i) that are reflected or reserved against in the Financial Statements, (ii) that are liabilities incurred since the Latest Balance Sheet Date in the Ordinary Course of Business, (iii) that, in the aggregate, are not materially adverse to the Acquired Entities, (iv) arising after the date of this Agreement in connection with the transactions contemplated by this Agreement or (v) set forth in the Disclosure Schedules.

Section 4.07                             Absence of Certain Developments. Except as set forth on Section 4.07 of the Disclosure Schedules, from the Latest Balance Sheet Date to the date hereof:

(a)                                 there has not been any Material Adverse Effect;

(b)                                 the Acquired Entities have conducted their business in the Ordinary Course of Business in all material respects, other than in respect of actions taken in contemplation of and preparation for the transactions contemplated hereby;

(c)                                  neither Seller nor any Acquired Entity has acted or failed to act in a manner that would have been prohibited or required, as applicable, by Section 6.01(b)(i), Section 6.01(b)(iii), Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vi), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(ix), Section 6.01(b)(xi), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xvi), Section 6.01(b)(xvii), or Section 6.01(b)(xx), if the terms of Section 6.01 had been in effect as of and after such date; and

(d)                                 the Acquired Entities have not suffered any material damage, destruction or other casualty loss in excess of $500,000 to any of their respective properties or assets that are material to the businesses of the Acquired Entities taken as a whole.

Section 4.08                             Title to Properties.

(a)                                 Except as set forth on Section 4.08(a) of the Disclosure Schedules, each of the Acquired Entities has good and valid title to, or valid indefeasible and existing leasehold interests in, a valid easement or fee estate, or other contractual rights to, all real property (collectively, the “Real Property”), and tangible personal property that are reasonably necessary to the operation of the Business as presently conducted, in each case free and clear of all Liens except Permitted Liens. Seller has made available to Purchaser true, correct and complete copies of all (i) vesting deeds pursuant to which any Acquired Entity has taken title to any fee-owned Real Property used in connection with the Business, (ii) leases, subleases and similar such agreements pursuant to which any Acquired Entity uses or occupies any Real Property, as a lessee or sublessee, in connection with the Business, and (iii) easements, surface use agreements, servitudes, licenses, rights-of-way or other similar agreements (collectively, “Rights-of-Way”) pursuant to which any Acquired Entity uses or occupies any Real Property, as a grantee of an easement estate or license in Real Property, in connection with the Business, including all modifications, amendments, supplements, waivers, side letters thereto (collectively, the “Real Property Agreements”), together with all title policies, title commitments, title abstracts, title opinion letters and the like appertaining to any of the foregoing to the extent the same are in Seller’s possession. All Real Property Agreements are valid and enforceable, except as affecting the rights of creditors generally or principles of equity.

(b)                                 Except as set forth on Section 4.08(b) of the Disclosure Schedules, and except for immaterial defects, failures or imperfections which, individually or in the aggregate, would not reasonably be expected to materially impair the use or operation of the Pipeline as presently conducted, (i) each Pipeline is covered, in all material respects, by Rights-of-Way in favor of an Acquired Entity, recorded or filed, as applicable and if and to the extent required in accordance with Law to be so recorded or filed, in the appropriate public or official records of the county or parish where the property covered thereby is located or with the office of the applicable State Pipeline Regulatory Agency, and (ii) the Rights-of-Way that cover the Initial System establish, in all material respects, a contiguous and continuous right of way for the Initial System such that the Acquired Entities are able to construct, operate, and maintain the Initial System in, over, under or across the land covered thereby in the same way that a prudent owner and operator would construct, operate and maintain similar assets.

(c)                                  Except as set forth on Section 4.08(c) of the Disclosure Schedules, to the Knowledge of Seller there is no (i) material breach or event of default on the part of the Acquired Entities with respect to any Rights-of-Way granted to the Acquired Entities that covers any of the Pipeline System, (ii) material breach or event of default on the part of any other party to any Rights-of-Way granted to the Acquired Entities that cover any of the Pipeline System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute a material breach or event of default on the part of the Acquired Entities with respect to any Rights-of-Way granted to the Acquired Entities that cover any of the Pipeline System or, on the part of any other party thereto.

(d)                                 The material tangible properties used in the operation of the Business have been maintained in all material respects in the same manner as a prudent operator would maintain such assets and have been used by the Acquired Entities in the Ordinary Course of Business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. Such properties are in all material respects adequate to operate the Business as presently conducted.

(e)                                  Except as set forth on Section 4.08(e) of the Disclosure Schedules, no Acquired Entity has received any written notice from any Governmental Entity of, nor has a written request or written demand been otherwise made from any Governmental Entity for an Acquired Entity to undertake, material renovations, repairs or construction work required in order to comply with applicable Law or with the requirements of such Governmental Entity at any portion of the material Real Property that constitutes operational assets, which material renovations, repairs or construction work have not been completed.

(f)                                   No eminent domain or condemnation proceeding (or other similar litigation or proceeding) has been commenced or, to the Knowledge of Seller, has been threatened in writing by any Governmental Entity having the jurisdiction to do so with respect to all or any portion of the Pipeline System.

Section 4.09                             Tax Matters. Except as set forth on the attached Section 4.09 of the Disclosure Schedules:

(a)                                 (i) All Tax Returns required to be filed (taking into account any applicable extensions) by the Acquired Entities have been filed with the appropriate Taxing Authority, and each such Tax Return is true, correct and complete in all material respects, (ii) all Taxes owed by the Acquired Entities (whether or not shown on any Tax Return) that are or have become due have been timely paid in full, (iii) the Acquired Entities have withheld or deducted all Taxes or other amounts from payments to employees, creditors, independent contractors, equity holders or other Persons required to be so withheld or deducted, and have timely paid over such Taxes or other amounts to the appropriate Taxing Authority to the extent due and payable, (iv) there are no Liens (other than Permitted Liens) on the Acquired Interests or any of the assets of the Acquired Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (v) there is no investigation, suit, action, audit or examination currently in progress or pending by any Taxing Authority in connection with any Tax with respect to any of the Acquired Entities and, to Seller’s Knowledge, no such investigation, suit, action, audit or examination has been threatened by any Taxing Authority, (vi) no unresolved claim for the assessment or collection of Taxes has been asserted in writing by any Taxing Authority against any of the Acquired Entities, (vii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or the filing of any Tax Return (other than automatic extensions), and (viii) no unresolved written claim has ever been made by a Taxing Authority in a jurisdiction where the Acquired Entities do not file Tax Returns that the Acquired Entities may be subject to taxation in that jurisdiction with respect to such Tax Return.

(b)                                 The unpaid Taxes of the Acquired Entities did not, as of the Closing Date, exceed the amount included for Taxes as a current liability in the determination of Net Working Capital.

(c)                                  No Acquired Entity has any liability for the Taxes of any Person (other than the Acquired Entities or another Subsidiary of the Acquired Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(d)                                 No Acquired Entity is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar

Tax matters (other than customary Tax sharing or indemnification provisions contained in any agreement entered into in the Ordinary Course of Business and not primarily relating to Tax).

(e)                                  No Acquired Entity has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)                                   (i) Except for Eureka Services Intermediate LLC, each Acquired Entity is, and always has been, treated as a partnership or a disregarded entity for U.S. federal income tax purposes, and (ii) Eureka Services Intermediate LLC is treated as a corporation for U.S. federal income tax purposes.

(g)                                  Eureka Services Intermediate LLC is not, and has never been (i) a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Treasury Regulations promulgated thereunder, or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code and the Treasury Regulations promulgated thereunder.

(h)                                 No Acquired Entity will be required to include any item of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending prior to the Closing Date, including by reason of application of Section 481 of the Code (or an analogous provision of state, local or foreign law) entered into prior to the Closing, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) a prepaid amount received on or prior to the Closing Date.

(i)                                     There are no withholding Taxes payable with respect to any payments to be made to Seller pursuant to this Agreement.

For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss or other tax asset or attribute.  Without limiting any other provision in this Agreement, the only representations relating to Taxes and Tax matters of the Acquired Entities are solely made in this Section 4.09 and Section 4.15, as applicable.

Section 4.10                             Contracts and Commitments.

(a)                                 (i) All Material Contracts of the Acquired Entities are described on Section 4.10(b) of the Disclosure Schedules, (ii) except as set forth on Section 4.10(a) of the Disclosure Schedules, no Acquired Entity that is party to any such Material Contract, nor, to Seller’s Knowledge, any other party thereto is in breach or default (with or without the lapse of time or giving notice or both) thereunder, and (iii) each such Material Contract is valid, binding and in full force and effect with respect to the Acquired Entity party thereto and, to Seller’s Knowledge, each other party thereto, in accordance with its terms. Seller has made available to Purchaser a true, complete and correct copy as of the date hereof of each Material Contract (including all material schedules, exhibits, amendments, supplements, modifications, and assignments thereto in effect at such time).

(b)                                 “Material Contract” means the Eureka LLC Agreement, the Hornet LLC Agreement and each of the following Contracts, in each case, in effect on the date hereof, to which an Acquired Entity is a party or bound (in writing or orally):

(i)                                     any Contract that provides for the payment by an Acquired Entity of more than $750,000 in any consecutive 12-month period or more than $1,000,000 over the remaining life of such Contract;

(ii)                                  any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by an Acquired Entity of goods or services (including any Contracts with counterparties that are producers of natural gas for the purpose of gathering such producers’ volumes of natural gas for the Pipeline) in excess of $750,000 in any 12-month period;

(iii)                               any Contract evidencing a dedication to the Pipeline of natural gas or natural gas liquid production produced from real property;

(iv)                              any Contract for natural gas gathering, transportation, storage or similar commercial agreements;

(v)                                 any Contract that grants any Person “most-favored nations” or the exclusive right to sell products or provide services within any geographical region;

(vi)                              any Contract that purports to limit the freedom of an Acquired Entity to engage in any business activity (other than Contracts in which limitations are created solely due to confidentiality or non-disclosure requirements), to compete in any line of business or to conduct business in any geographic location;

(vii)                           any Contract constituting a partnership, joint venture or other similar Contract involving a share of profits, losses, costs or liabilities with any other Person;

(viii)                        any Contract relating to Indebtedness or the mortgaging or pledging of, or otherwise placing a Lien on, any of the assets or securities of any Acquired Entity;

(ix)                              any Contract in respect of rights in Intellectual Property that is material to the conduct of the Business and granted to or by an Acquired Entity (other than any Contracts for off-the-shelf software involving licensing fees of less than $500,000 per year);

(x)                                 any Contract creating a Lien (other than a Permitted Lien) on any of the assets of the Acquired Entities;

(xi)                              any Contract providing for the acquisition by an Acquired Entity of any operating business or similar interest of another Person since December 31, 2014;

(xii)                           any Contract providing for a payment to any Governmental Entity (other than de minimis payments with respect to any permits, licenses or similar agreements);

(xiii)                        any Contract under which an Acquired Entity has made advances or loans of which any portion remains outstanding to any other Person (other than (A) advances or loans that are not material, individually or in the aggregate and (B) advances or loans to another Acquired Entity);

(xiv)                       any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by an Acquired Entity not otherwise disclosed pursuant to this Section 4.10 (other than as entered into by an Acquired Entity in the Ordinary Course of Business);

(xv)                          any Contract requiring an Acquired Entity to make a payment as a result of the consummation of the transactions contemplated hereby;

(xvi)                       any collective bargaining agreements or Contracts with any labor union, association or similar employee representative organization relating to any employees of any Acquired Entity;

(xvii)                    any employment, consulting, severance, retention, change in control or other Contract with any employee or other individual service provider of an Acquired Entity, other than Contracts that may be unilaterally terminated by the Acquired Entity on 60 days’ notice or less without cost or penalty;

(xviii)                 any Contract between Seller or any of its Affiliates (including the Acquired Entities), on the one hand, and any Acquired Entity or any of its Affiliates, on the other hand;

(xix)                       any Contract involving the settlement of any Action or threatened Action (A) that will (1) involve payments after the Latest Balance Sheet Date in excess of $500,000 or (2) impose material and unsatisfied monitoring, remediation or reporting obligations in favor of Person outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied; and

(xx)                          any Contract for compression services or compression leases.

Section 4.11                             Intellectual Property. (a) The Intellectual Property owned or licensed by the Acquired Entities and used in the Business constitutes all Intellectual Property rights material to the continued operation of the Business as conducted as of the date hereof, (b) the Acquired Entities have ownership of, or rights to use, all such material Intellectual Property free and clear of all Liens other than Permitted Liens, (c) the use of the material Intellectual Property by the Acquired Entities does not infringe on the Intellectual Property rights of any other Person, and (d) no material Intellectual Property owned by the Acquired Entities and used in the Business is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the applicable Acquired Entity, except as otherwise provided in applicable license or use agreements or grant documents or by Law.

Section 4.12                             Litigation. Except as set forth on Section 4.12 of the Disclosure Schedules, as of the date hereof, there are no material Actions pending or, to Seller’s Knowledge, threatened in writing against the Acquired Entities before or by any Governmental Entity. Except as set forth on Section 4.12 of the Disclosure Schedules, no Acquired Entity is the subject of any material outstanding and unsatisfied judgment, order, injunction, ruling or decree of any court or other Governmental Entity.

Section 4.13                             Governmental Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) and except as set forth on Section 4.13 of the Disclosure Schedules, no permit, consent, approval or authorization of, or declaration or notice to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of any transaction contemplated hereby.

Section 4.14                             Regulatory Status. Except as set forth on Section 4.14 of the Disclosure Schedules:

(a)                                 None of the Acquired Entities owns or operates, nor has owned or operated, any part of the Initial System in a manner that would subject the Acquired Entities or any part of the Initial System to the jurisdiction of (i) FERC pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, or the Interstate Commerce Act and the regulations promulgated thereunder; and

(b)                                 None of the Acquired Entities has any tariff or rates on file with any Governmental Entity concerning the use of the Pipelines or for providing gathering or other services in connection with the Business.

Section 4.15                             Employee Benefit Plans.

(a)                                 Section 4.15(a) of the Disclosure Schedules lists each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to (or is required to be contributed to) by the Acquired Entities or any of their respective ERISA Affiliates for the benefit of any current Employees (or their beneficiaries), or has been so sponsored, maintained or contributed to (or has been required to be contributed to) by the Acquired Entities or any of their respective ERISA Affiliates, or to which the Acquired Entities or any of their respective ERISA Affiliates would reasonably be expected to have any liability:

(i)                                     each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii)                                  each material health plan, equity option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit or compensation plan, agreement, arrangement, program, practice, policy or understanding, whether written or unwritten, which is not described in clause (i), above.

(b)                                 The Acquired Entities have no express or implied commitment to terminate or materially modify or change any Plan, other than with respect to a termination, modification or change required by ERISA, the Code, or any similar applicable Law.

(c)                                  With respect to each Plan, to the extent applicable, a true and correct copy of the following have been made available to Purchaser: (i) the most recent Form 5500 annual report, filed with the applicable Governmental Entity, if any; (ii) the Plan document and all amendments thereto; (iii) each trust agreement, insurance contract or administration agreement and the most recent actuarial report or other financial statement relating to each such Plan; (iv) a written summary of each unwritten Plan; (v) the most recent summary plan description or other written explanation of each Plan that is provided to participants; (vi) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to any Plan intended to be “qualified” under Section 401(a) of the Code; and (vii) all material correspondence or non-routine filings with any Governmental Entity relating to any outstanding controversy or with respect to any other material matter with respect to any Plan that has arisen or has been resolved in the previous three years, in each case, as of the date hereof.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to any of the Acquired Entities, (i) each Plan has been operated and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and (ii) the Acquired Entities have made all contributions required to be made under the terms of any of the Plans or applicable Law and, if not yet due, all such amounts have been properly reflected in the financial statements of the Acquired Entities in accordance with GAAP.

(e)                                  Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is subject to a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service with respect to such qualification, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in the loss of such qualification.

(f)                                   There are no pending or, to Seller’s Knowledge, threatened or anticipated (i) claims with respect to any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), or (ii) audits or investigations by any Governmental Entity with respect to any Plan. Except as would not be reasonably expected to result in material liability to the Acquired Entities, (A) no event has occurred and no condition exists that would subject any of the Acquired Entities, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA or the Code and (B) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Plan.

(g)                                  None of the Acquired Entities or any of their respective ERISA Affiliates contribute to or have an obligation to contribute to, nor have at any time since the formation of Eureka Services contributed to or had an obligation to contribute to, and no Plan is or has been, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA or Section 412, 430, 431 or 436 of the Code. No Plan is or has been funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(h)                                 Except as set forth on Section 4.15(h) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or in conjunction with any other event, (i) will entitle any Employee, officer, consultant, independent contractor or director of any of the Acquired Entities to any payment (whether severance payment or otherwise) or any increase in payment, (ii) will accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to, any such Employee, officer, consultant, independent contractor or director, or (iii) will result in any payment of money or other property, acceleration of benefits, or provision of other rights, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(i)                                     Except as set forth on Section 4.15(i) of the Disclosure Schedules, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Acquired Entities who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(j)                                    Seller has made available to Purchaser a true and correct copy of the Hornet LTIP, the Eureka Incentive Plan (and copies of all amendments, if any, thereto) and each form of award agreement thereunder, in each case, as of the date hereof. The Hornet LTIP and the Eureka Incentive Plan have been operated and administered in all material respects in accordance with its terms and applicable Laws.

(k)                                 Neither the Acquired Entities nor any of their respective ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any Employee or dependent other than as required by Section 4980B of the Code or similar state Laws.

(l)                                     No Plan provides compensation or benefits to any employee or service provider of the Acquired Entities or their ERISA Affiliates who resides or performs services primarily outside of the United States.

Without limiting any other provision in this Agreement, the only representations relating to Taxes and Tax matters of the Acquired Entities are solely made in this Section 4.15 and Section 4.09 as applicable.

Section 4.16                             Compliance with Laws. Except as set forth on Section 4.16 of the Disclosure Schedules, since December 31, 2017, (a) each Acquired Entity (i) is and has been in compliance in all material respects with all applicable Laws, (ii) has conducted the Business so as not to violate any Laws in all material respects and (iii) to Seller’s Knowledge, has reported all material violations of any Laws to the proper Governmental Entity and (b) no Acquired Entity has received any written order, judgment, injunction, notice of violation, noncompliance or enforcement, or any written notice of investigation, inquiry or remediation from any Governmental Entity, in each case claiming a material violation of any Law at any location that has not been resolved. The Acquired Entities possess, and are and, since December 31, 2017, have been in compliance in all material respects with, all material Permits required for their operations as presently conducted, and there is no Action pending or, to Seller’s Knowledge, threatened that could reasonably be expected to result in the revocation, rescission or material adverse modification of any such Permit.

Section 4.17                             Environmental Matters. Except as set forth on Section 4.17 of the Disclosure Schedules:

(a)                                 the Acquired Entities and their properties and operations are and, since December 31, 2017, have been in compliance with Environmental Laws in all material respects;

(b)                                 the Acquired Entities possess, and are in compliance in all material respects with, all Environmental Permits required for their operations as presently conducted, and there is no Action pending or, to Seller’s Knowledge, threatened that could reasonably be expected to result in the revocation, rescission or material adverse modification of any such Environmental Permit;

(c)                                  the Acquired Entities and their properties and operations are not subject to any pending or, to Seller’s Knowledge, threatened material Environmental Claim, nor has any Acquired Entity received any written notice of material violation, noncompliance, enforcement or investigation from any Governmental Entity pursuant to Environmental Laws that remains pending or unresolved;

(d)                                 there has been no Release of any Hazardous Materials by any Acquired Entity, to Seller’s Knowledge, by any other Person or in connection with the properties or operations of any of the Acquired Entities in violation of any Environmental Laws or in a quantity that would reasonably be expected to give rise to a material remedial or corrective action obligation pursuant to Environmental Laws;

(e)                                  to Seller’s Knowledge, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Acquired Entities’ properties or operations that would reasonably be expected to form the basis for a material Environmental Claim;

(f)                                   the Acquired Entities have not assumed or retained by contract or operation of Law any liability (i) of any Person (other than the Acquired Entities) in respect of any Environmental Claim or pursuant to Environmental Laws, or (ii) with respect to the environmental condition of any property currently or, to Seller’s Knowledge: (x) formerly owned, leased or operated by the Acquired Entities; or (y) to or from which the Acquired Entities transported Hazardous Materials for storage, treatment or disposal; and

(g)                                  Seller has made available for inspection by Purchaser complete and accurate copies of all material environmental assessment and audit reports and studies, all material Environmental Permits and all material correspondence addressing Environmental Claims relating to the Acquired Entities and their properties and operations that are in the possession of Seller and that have been prepared or received since December 31, 2017.

This Section 4.17 and Section 4.08(e) represent the sole and exclusive representations and warranties of Seller with respect to Environmental Laws, Environmental Claims, Environmental Permits and Hazardous Materials.

Section 4.18                             Employees.

(a)                                 Each Acquired Entity is, and at all times since December 31, 2017 has been, in compliance in all material respects with all applicable Laws related to the employment of employees, including all such Laws relating to collective bargaining, discrimination, civil rights, employee classification, payment of overtime and provision of employee benefits and employee leave and immigration.

(b)                                 (i) no Acquired Entity is a party to or bound by any collective bargaining agreement or other material Contract with a labor union in each case with respect to any Employees, and no such agreement is being negotiated or is applicable to any Employee, nor has any Acquired Entity agreed to recognize any labor union or other collective bargaining representative as a representative of Employees, nor has any labor union or collective bargaining representative been certified as a representative of any Employees; and (ii) no Acquired Entity has, since December 31, 2015 experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes or any union or labor organization attempts or requests with respect to any Employee.

(c)                                  All employees of Seller or its Affiliates providing material services to the Acquired Entities are employed by the Acquired Entities.

Section 4.19                             Brokerage. Except as set forth on Section 4.19 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

Section 4.20                             Insurance. A complete list of all insurance policies as of the date hereof (the “Insurance Policies”) with respect to the properties, assets, or business of the Acquired Entities is set forth on Section 4.20 of the Disclosure Schedules. All of the Insurance Policies are in full force and effect, and all premiums due and payable on such policies have been paid. As of the date hereof, (a) no Acquired Entity has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to Seller’s Knowledge, is the termination of any Insurance Policy threatened and (b) no event has occurred and, to Seller’s Knowledge, no circumstance or condition exists that has given rise to or serves as the basis for or (with or without notice or lapse of time) could reasonably be expected to give rise to or serve as the basis for any claim under any Insurance Policy. All Insurance Policies comply with statutory minimums, where applicable, and are sufficient for compliance in all material respects with all agreements to which any Acquired Entity is a party.

Section 4.21                             Books and Records. To Seller’s Knowledge, with respect to the Acquired Entities, all books and records relating to the operation of the Business and ownership of the assets of the Acquired Entities by the Acquired Entities have been maintained substantially in accordance with applicable Law, and comprise all of the books and records relating to the Acquired Entities’ ownership and operation of the Business and ownership of such assets.

Section 4.22                             Capital Expenditures. (a) Section 4.22 of the Disclosure Schedules sets forth all capital expenditures made or accrued by the Acquired Entities between January 1, 2019 and February 28, 2019 (other than any capital expenditures as would not, individually or in the aggregate, be material to the Acquired Entities, taken as a whole), and, as of February 28, 2019, Seller’s good faith estimate of all capital expenditures made or accrued by the Acquired Entities for the months of March and April 2019 (other than any capital expenditures as would not, individually or in the aggregate, be material to the Acquired Entities, taken as a whole) and (b) Section 4.22 of the Disclosure Schedules sets forth, as of February 28, 2019, Seller’s good faith estimate of all approved purchase orders for any capital expenditures having in excess of $500,000 remaining to be paid.

Section 4.23                             Auditors. The auditors of Seller and the Acquired Entities are independent public accountants as required by applicable Laws and there is not now, and there has never been, any material disagreement or unresolved issue with the present or any former auditors of Seller or any of the Acquired Entities.

Section 4.24                             Bank Accounts. Section 4.24 of the Disclosure Schedules contains a list of (a) all banks or other financial institutions with which any of the Acquired Entities has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith and (b) all valid powers of attorney issued by any of the Acquired Entities that remain in effect.

Section 4.25                             Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)                                 To the Knowledge of Seller, during the period that Seller has owned the Acquired Interests, none of the Acquired Entities nor any of their respective officers, directors, employees, members, managers, agents or representatives, has corruptly taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any official or employee of a Governmental Entity to improperly influence official action by such official or employee for the benefit of any of the Acquired Entities or any of their respective officers, directors, employees, members, managers, or officers, or to otherwise secure an improper business advantage for any of the Acquired Entities or any of their respective Affiliates, in each case, in violation of Applicable Anticorruption Laws. Since December 31, 2015, to the Knowledge of Seller, each of the Acquired Entities has conducted its businesses in material compliance with Applicable Anticorruption Laws.

(b)                                 The operations of each of the Acquired Entities are and have been conducted in material compliance with all applicable anti-money laundering and counter terrorism financing Laws, and no Action involving any of the Acquired Entities with respect to the anti-money laundering and counter terrorism financing Laws is pending or, to the Knowledge of Seller, threatened.

(c)                                  To the Knowledge of Seller, none of the Acquired Entities, nor any of their respective officers, directors, members, agents, representatives, employees or managers is a Person that is, or is owned or controlled by a Person that is:

(i)                                     the subject of any economic sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (“Sanctions”); or

(ii)                                  located, organized or resident in a country or territory that is the subject of comprehensive Sanctions administered by OFAC (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, and Syria).

Section 4.26                             Unrelated Activities. Except as set forth on Section 4.26 of the Disclosure Schedules, none of the Acquired Entities presently engages in any business other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, engineering, design, and acquisition of, oil and gas midstream properties and related assets, certain gathering systems, pipelines, facilities, treatment and processing facilities, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, the provision of compression services in connection therewith, and other activities ancillary or related thereto (including leasing office space and vehicles).

Section 4.27                             Affiliate Relationships. Except as set forth on Section 4.27 of the Disclosure Schedules, there are no Contracts or other arrangements involving any Acquired Entity in which Seller, its Affiliates (other than the Acquired Entities) or any of their respective members, managers, directors officers or employees is a party, has a financial interest, or otherwise owns or leases any material asset, property or right which is used by any Acquired Entity.

Section 4.28                             Exclusivity of Representations.  The representations and warranties made by Seller in this Article IV are the exclusive representations and warranties made by Seller and Seller hereby disclaims any other express or implied representations or warranties. Seller is not making and has not made, directly or indirectly, any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of Seller or any Acquired Entity.

Section 4.29                             DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN AND WITHOUT LIMITING THE GENERALITY OF SECTION 4.28 OR SECTION 8.09, IT IS THE EXPRESS INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES OR AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) WITH RESPECT TO THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE ASSETS OR EQUITY INTERESTS IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 3.01(G).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.01                             Organization and Corporate Power. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, as applicable, with full power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.02                             Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership action and no other proceeding on Purchaser’s part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Purchaser, and, assuming that this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.03                             No Violation. Purchaser is not subject to or obligated under its certificate of limited partnership, its limited partnership agreement, any applicable Law, any material agreement or instrument or any license, franchise or Permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.04                             Governmental Consents. Except for the applicable requirements of the HSR Act, no Permit, consent, approval or authorization of, or declaration or notice to or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.05                             Litigation. There are no suits or proceedings pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser at Law or in equity, or before or by any Governmental Entity, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity that would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.06                             Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser for which any Acquired Entity or Seller would be liable following the Closing.

Section 5.07                             Financing. At the Closing, Purchaser will have cash available to enable it to make the payments contemplated hereunder and to consummate the transactions contemplated hereby and by each Transaction Agreement.

Section 5.08                             Solvency. Assuming the accuracy of Seller’s representations and warranties set forth in Article IV, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and the Acquired Entities will be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and the Acquired Entities will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any Acquired Entity.

Section 5.09                             Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)                                 In connection with the purchase of the Acquired Interests and this Agreement, neither Purchaser nor, to Purchaser’s Knowledge, any of its Affiliates, officers, directors, employees, members, managers, agents or representatives has violated any Applicable Anticorruption Laws, applicable anti-money laundering and counter terrorism financing Laws or Sanctions.

(b)                                 None of the funds used to purchase the Acquired Interests are, to Purchaser’s Knowledge, derived, directly or indirectly, from the proceeds of activities that violate any Applicable Anticorruption Laws, applicable anti-money laundering and counter terrorism financing Laws or Sanctions.

(c)                                  No Action involving Purchaser with respect to the anti-money laundering and counter terrorism financing Laws is pending or, to Purchaser’s Knowledge, threatened.

(d)                                 Neither Purchaser, nor to Purchaser’s Knowledge, any of its Affiliates, officers, directors, members, agents, representatives, employees or managers is a Person that is, or is owned or controlled by a Person that is:

(i)                                     the subject of any Sanctions; or

(ii)                                  located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, and Syria).

Section 5.10                             Exclusivity of Representations.  The representations and warranties made by Purchaser in this Article V are the exclusive representations and warranties made by Purchaser and Purchaser hereby disclaims any other express or implied representations or warranties. Purchaser is not making and has not made, directly or indirectly, any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of Purchaser.

Section 5.11                             DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN AND WITHOUT LIMITING THE GENERALITY OF SECTION 5.10 OR SECTION 8.09, IT IS THE EXPRESS INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER PURCHASER NOR ANY OF ITS REPRESENTATIVES OR AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) WITH RESPECT TO PURCHASER OR ANY OF ITS ASSETS OR EQUITY INTERESTS IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 3.02(F).

ARTICLE VI
COVENANTS PRIOR TO CLOSING

Section 6.01                             Conduct of the Business.

(a)                                 From and after the date of this Agreement and until the Closing Date (or earlier termination of this Agreement pursuant to Section 9.01), Seller shall (except as required or permitted pursuant to the terms hereof) cause Hornet and its Subsidiaries to and use commercially reasonable efforts to cause Eureka and its Subsidiaries to:

(i)                                     conduct the Business in the Ordinary Course of Business;

(ii)                                  keep in full force and effect insurance applicable to its assets and operations comparable in amount and scope of coverage to that currently maintained; and

(iii)                               use commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with respect to the Business.

(b)                                 From and after the date of this Agreement and until the Closing Date (or earlier termination of this Agreement pursuant to Section 9.01), without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) or except as required by or as necessary to comply with Law, Seller shall not permit the Acquired Entities to, except as required or permitted pursuant to the terms hereof or as set forth in Section 6.01 of the Disclosure Schedules:

(i)                                     make or permit to be made any change in the Organizational Documents of such Acquired Entities;

(ii)                                  make any capital expenditure in excess of $500,000, except for (A) capital expenditures set forth in Section 4.22 of the Disclosure Schedules, (B) capital expenditures expressly provided for in the PSA Budgets or (C) in response to an Emergency;

(iii)                               make or permit to be made any change to the PSA Budgets, other than changes made in the Ordinary Course of Business (including, for the avoidance of doubt, consistent with past custom and practice) and not material in the aggregate;

(iv)                              amend or permit the amendment of the rights, privileges or terms of the Equity Interests of such Acquired Entities;

(v)                                 issue, deliver, pledge, grant, encumber or sell, or authorize or propose the issuance, delivery, pledge, grant, encumbrance or sale by any Acquired Entity of, any Equity Interests;

(vi)                              reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any Equity Interests;

(vii)                           incur, assume or guarantee any indebtedness for borrowed money other than such indebtedness incurred under the Credit Agreements or trade credit in the Ordinary Course of Business or as otherwise approved pursuant to a PSA Budget;

(viii)                        make any sale, assignment, transfer, lease or other conveyance of any of its material assets except in the Ordinary Course of Business or dispositions of inventory or of worn out or obsolete equipment;

(ix)                              subject any of its assets, or any part thereof, to any Lien except Permitted Liens;

(x)                                 acquire, directly or indirectly, (A) an Equity Interest in any business or division of any Person (whether by merger, consolidation or otherwise) or (B) any material assets or material properties except for inventory in the Ordinary Course of Business and/or in connection with capital expenditures consistent with the PSA Budgets;

(xi)                              merge or consolidate with any person or restructure, reorganize, dissolve or completely or partially liquidate;

(xii)                           pay, loan or advance any amount to any holder of Acquired Interests or such holder’s Affiliates;

(xiii)                        except as contemplated by this Agreement, sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any holder of such Acquired Interests or such holder’s Affiliates;

(xiv)                       except for ordinary course trade credit, make any loan, advance or capital contribution to or investment in any Person (other than to another Acquired Entity);

(xv)                          (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) change any annual Tax accounting period, (D) adopt or change any method of Tax accounting, (E) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (F) surrender any right to claim a material Tax refund, (G) file any amended Tax Return or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xvi)                       make any change in any financial accounting principle, estimate or practice, except as may be required by Law or GAAP or by reason of a change in relevant facts;

(xvii)                    make any regulatory filing other than in the Ordinary Course of Business or as required by applicable Law or in connection with the transactions contemplated hereby;

(xviii)                 make material amendments or modifications to, cancel, waive or assign any material rights or material obligations under or otherwise change in any material economic respect any Material Contract;

(xix)                       enter into or assume any Contract that would constitute a Material Contract if such Contract existed on the date hereof, other than any Contract entered into in the Ordinary Course of Business;

(xx)                          (1) settle any lawsuits, actions, claims, investigations, reviews, or other judicial or administrative proceedings, at Law or in equity, before or by any Governmental Entity or arbitration proceeding, in each case that would result in an Acquired Entity having material liability or being enjoined from engaging in any business activity, or would require material monitoring, removal, cleanup, remediation, restoration or correction under Environmental Law, following Closing, or (2) otherwise waive any material right with respect to the assets or the businesses of either of the Acquired Entities;

(xxi)                       fail to pay when due any material account payable or other material liability unless it is being contested in good faith;

(xxii)                    (A) except as required by Law (including as may be required pursuant to the terms of an existing Contract), establish, adopt, enter into or amend any Plan in a manner that would result in an increase in cost to such Acquired Entities or that would accelerate the funding, vesting or payment of any amount or benefit, (B) except as required by Law (including as may be required pursuant to the terms of any existing Contract), grant any severance, termination, change of control or retention pay to any Employee (except to the extent fully paid prior to Closing), (C) enter into or materially amend any employment, severance, retention, incentive, change in control or other compensation-related agreement with any Employee, (D) hire or terminate the employment of any Employee, except for cause or in the Ordinary Course of Business with respect to non-officer level employees, or (E) increase the compensation of any Employee, except for immaterial increases (individually or in the aggregate) of compensation in the Ordinary Course of Business (including, for the avoidance of doubt, consistent with past custom and practice) to non-officer level employees or as required by Law or Contract; provided, however, that nothing in this Section 6.01(b)(xxii) shall: (x) restrict the payment in the Ordinary Course of Business of any bonuses or other incentive payments accrued for performance periods ending prior to the Closing Date, or (y) restrict or prohibit the actions described on Schedule 6.01(b)(xxii);

(xxiii)                 except to the extent that would not reasonably be expected to be adverse to Purchaser in any material respect (including taking into account Purchaser’s ownership of the Acquired Entities), amend, modify or terminate any Redemption Agreement or the Payment Obligation Agreement; or

(xxiv)                commit itself to do any of the foregoing.

Requests for approval of any action restricted by this Section 6.01 shall be delivered to both of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Requests for approval to Kirk Oliver:

Equitrans Midstream Corporation

625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222
Attn: Kirk Oliver
Email: koliver@equitransmidstream.com

Requests for approval to Robert Cooper:

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, Pennsylvania 15317
Attn: Robert Cooper
Email: rcooper@equitransmidstream.com

Purchaser’s approval of any action restricted by this Section 6.01 shall be considered granted within 10 days (unless a shorter time is reasonably required in connection with an Emergency and such shorter time is specified in Seller’s notice) after Seller’s written notice to Purchaser in accordance with Section 12.04 requesting such consent unless Purchaser notifies Seller in writing to the contrary during that period. Notwithstanding anything to the contrary, Seller may permit each Acquired Entity to take commercially reasonable actions with respect to Emergency situations or to otherwise comply with applicable Law and Seller shall as soon as reasonably practicable inform Purchaser of any such actions taken outside the Ordinary Course of Business. Notwithstanding anything to the contrary, Seller may permit each Acquired Entity to declare or pay any cash distributions in respect of any Equity Interests of such Acquired Entities.

Notwithstanding anything to the contrary in this Section 6.01, (i) with respect to Eureka and its Subsidiaries, to the extent the Eureka LLC Agreement does not provide Seller a consent or approval right over any of the actions set forth in clauses (i) through (xxiv) above, then Seller shall only be obligated to use commercially reasonable efforts to not permit Eureka or any of its Subsidiaries to take any such actions, (ii) the Acquired Parents may pay cash distributions to their equity holders as such equityholders may elect and (iii) Seller may, prior to the Closing Date, seek the required approval of the equityholders of the Acquired Entities under the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto (including seeking any necessary waiver from any affected individual) with respect to any payments that potentially could be excess parachute payments so that, if such approval is received, such payments that are based on arrangements in place at the Closing will not be characterized as parachute payments under Section 280G of the Code. In no event shall Seller be required to cause the Acquired Entities to compel any Person to waive any existing rights under any Contract that such Person has with the Acquired Entities.

Section 6.02                             Access.

(a)                                 Prior to the Closing, Seller shall, to the fullest extent permissible under applicable Laws, cause the Acquired Entities to permit Purchaser, its Affiliates and their respective representatives after the date of execution of this Agreement to (i) have reasonable access, during regular business hours, to the Acquired Entities’ assets, representatives, properties and books and records as Purchaser, its Affiliates and their respective representatives may reasonably request, (ii) inspect and make copies of Contracts to which any Acquired Entity is a party or subject, the Acquired Entities’ books and records and all other documents and information of the Acquired Entities in the Acquired Entities’ possession, from time to time, reasonably requested by Purchaser and its representatives, including financial, tax and operating documents and information in the Acquired Entities’ possession, and (iii) without limiting the foregoing, meet with designated employees and representatives of Seller and its Affiliates as reasonably requested by Purchaser. Seller shall furnish to Purchaser upon request (A) all reasonably requested additional documents and information in the Acquired Entities’ possession with respect to the affairs of the Acquired Entities and (B) access, as Purchaser, its Affiliates or their respective representatives may from time to time reasonably request, to the Acquired Entities’ representatives, and shall instruct and cause the Acquired Entities to provide reasonable cooperation to Purchaser and its representatives, and to provide such documents and information in the Acquired Entities’ possession as Purchaser, its Affiliates and their respective representatives may reasonably request. Upon written request by Purchaser, Seller shall allow Purchaser to conduct a Phase I Environmental Site Assessment of the assets comprising the Pipeline System and conduct visual inspections and record reviews relating thereto; provided that, Purchaser and its Affiliates may make requests for publicly available records but only to the extent contemplated by ASTM E1527-13; provided further that Purchaser shall not otherwise contact any Governmental Entity concerning the Pipeline System assets without first obtaining express written authorization from Seller; provided further that in no event shall Purchaser or its Affiliates perform any invasive sampling or testing of environmental media absent the express written consent of Seller, which may be withheld in Seller’s reasonable discretion. Purchaser shall provide Seller with at least 48 hours’ written notice before Purchaser accesses the items described in this clause (a), along with a description of the activities Purchaser intends to undertake. Notwithstanding anything to the contrary, prior to Purchaser or its Affiliates or any of their respective representatives accessing any of the Acquired Entities’ assets, Purchaser shall (and shall cause its Affiliates and representatives to) comply with the provisions of Exhibit D attached hereto, including any insurance requirements that an Acquired Entity may reasonably impose on contractors authorized to perform work on any property owned or operated by such Acquired Entity.

(b)           All information provided or obtained under Section 6.02(a) shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreements, and Purchaser hereby agrees that the provisions of the Confidentiality Agreements will apply to any properties, books and records, data, documents and other information relating to Seller or Acquired Entities that is provided to Purchaser or its Affiliates or any of their respective representatives pursuant to this Agreement.

(c)           In connection with the rights of access, inspection and review granted to Purchaser under this Section 6.02, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER OR THE SELLER PARTIES, ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (II) PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS SELLER AND THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF SELLER’S OR THE ACQUIRED ENTITIES’ RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY OR ON BEHALF OF PURCHASER UNLESS SUCH LIABILITIES AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT  OF SELLER OR AN AFFILIATE OF SELLER, OR RESULT FROM MATTERS DISCOVERED DURING SUCH ACTIVITIES BY PURCHASER OR PURCHASER’S RESPECTIVE AFFILIATES, OR ANY PERSON ACTING ON EITHER PURCHASER’S OR ITS RESPECTIVE AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, TO THE EXTENT SUCH DISCOVERIES ARE OF PRE-EXISTING CONDITIONS NOT CAUSED OR EXACERBATED BY PURCHASER OR SUCH AFFILIATES OR PERSONS.

Section 6.03          Regulatory Filings.

(a)           In a timely manner, the parties hereto shall use their commercially reasonable efforts to (i) make all required filings and prepare all required applications in connection with the consummation of the transactions contemplated hereby and (ii) provide such information as each other party may reasonably request to make such filings and prepare such applications. Each party hereto shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings and applications.

(b)           Without limiting the foregoing, within 10 Business Days following the execution of the Agreement by the parties hereto, the ultimate parent entity (as defined in the HSR Act) of Purchaser, on the one hand, and Seller, on the other hand, will each prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Each party hereto agrees to use its commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries, including responses to requests for additional information and documentary material (“Second Request”), from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act for the transactions contemplated by this Agreement. Each party hereto shall use its commercially reasonable efforts to cooperate with the other party hereto and shall promptly furnish the information in its possession (or readily available to it) to any other party hereto that is necessary in connection with such party’s submission of a notification and report form pursuant to the HSR Act for the transactions contemplated by this Agreement. The parties hereto shall keep each other reasonably and promptly advised with respect to any written or oral requests from or communications with the DOJ or FTC concerning such HSR Act filings or the transactions contemplated by this Agreement (including promptly providing copies to the other parties of any written requests for information or documents from the DOJ or FTC or other substantive written communications to or from the DOJ or FTC) and shall consult with each other with respect to all responses thereto. The parties hereto shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with the HSR Act to consummate the transactions contemplated hereby, but in any event no later than the Outside Date.

(c)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be required to (and Seller, the Acquired Entities and their respective Subsidiaries and Affiliates shall not without Purchaser’s prior written consent) offer, negotiate, consent to, agree to, or effect any condition, remedy or other action or agreement in order to obtain the expiration or termination of any applicable waiting period pursuant to the HSR Act, to effect the dissolution of any injunction, temporary restraining order or other order, to avoid or resolve any Action, or to obtain any Permit, consent, approval or authorization of any Governmental Entity, including but not limited to negotiating, committing to or effecting by consent decree, hold separate orders, or otherwise, the sale, divesture, transfer, license or disposition of any assets, properties or businesses, or the entry into any other arrangements, restrictions on conduct, ownership or operation limitations. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be required to defend through litigation or other means any claim asserted in court, or with any other Governmental Entity, by any Person that challenges the transactions contemplated hereby or that would delay, restrict, condition, prohibit or prevent the Closing from occurring or otherwise prevent the consummation of the transactions contemplated hereby.

(d)           Each party hereto agrees to use commercially reasonable efforts to (i) give the other parties hereto reasonable advance notice of all meetings with any Governmental Entity relating to Antitrust Laws, (ii) to the extent not prohibited by such Governmental Entity, not participate independently in any such meeting without first giving the other parties hereto (or the other parties’ respective outside counsel) an opportunity to attend and participate in such meeting, (iii) to the extent practicable, give the other parties hereto reasonable advance notice of all oral communications with any Governmental Entity relating to Antitrust Laws, (iv) if any Governmental Entity initiates an oral communication regarding Antitrust Laws and such communication makes it impracticable to provide the other party hereto with an opportunity to participate, promptly notify the other parties hereto of the substance of such communication, (v) provide each other party hereto with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other parties hereto in connection with all written communications (including any analyses, presentations and white papers) with a Governmental Entity regarding Antitrust Laws and (vi) promptly provide each other party hereto with copies of all written communications to or from any Governmental Entity relating to Antitrust Laws, in each case, with respect to the transactions contemplated by this Agreement. Each party hereto may, as it deems advisable and necessary, designate any competitively sensitive materials provided to each other party hereto under this Section 6.03(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party hereto providing such materials.

(e)           The HSR Act filing fee shall be split equally between Purchaser and Seller.

Section 6.04          Efforts to Consummate Transaction.

(a)           Subject to the obligations and limitations set forth in Section 6.03 (and without impacting the parties’ obligations with respect to Antitrust Laws), each of the parties hereto shall, and shall cause their Affiliates to, use its commercially reasonable efforts in good faith to take or cause to be taken, and to do, or cause to be done as promptly as practicable, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated by this Agreement.

(b)           Subject to the obligations and limitations set forth in Section 6.03 (and without impacting the parties’ obligations with respect to Antitrust Laws), each of the parties hereto shall file or supply, or cause to be filed or supplied as soon as practicable following the execution of this Agreement, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable Law in connection with the transactions contemplated by this Agreement, including such applications, notifications and information required to be filed as set forth in Section 6.04 of the Disclosure Schedules.

Section 6.05          280G. Seller, prior to the Closing Date, shall use commercially reasonable efforts to obtain the required approval of the equity holders of the Acquired Entities under the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto (including, without limitation, seeking to obtain any necessary waiver from any affected individual) with respect to any payments that potentially could be excess parachute payments so that, if such approval is received, payments by Seller or any Acquired Entities to any Employees arising in whole or in part as a result of the transactions contemplated by the Agreement based on arrangements in place at the Closing will not be characterized as parachute payments under Section 280G of the Code; provided, however, that in no event shall this Section 6.05 be construed to require Seller or any Acquired Entity to compel any Person to waive any existing rights under any contract that such Person has with Seller or any Acquired Entity and in no event shall Seller be deemed in breach of this Section 6.05 if any such Person refuses to waive any such rights.

Section 6.06          Contact. Prior to the Closing, Purchaser shall not (and shall cause its Affiliates and its and its Affiliates respective representatives not to), contact any employee, supplier, distributor, lessee, lessor, licensee, licensor, lender, customer or other material business relation of any Acquired Entity without the prior written consent of Seller; provided that the foregoing shall not restrict contacts in the Ordinary Course of Business of Purchaser, its Affiliates or their respective representatives that are not related to or in connection with the transactions contemplated by this Agreement and do not make any reference to the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser, its Affiliates and their respective representatives shall not, prior to the Closing, manage or otherwise interfere with any Acquired Entities’ conduct of business.

Section 6.07          Rep & Warranty Policy. The parties hereto acknowledge and agree that in obtaining the Rep & Warranty Policy, Purchaser shall cause such Rep & Warranty Policy to expressly provide that the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation rights against Seller or the Seller Parties, except in the case of Fraud by such Person, as applicable. Seller and the Acquired Entities shall undertake, upon Purchaser’s request, such commercially reasonable efforts as may be necessary or appropriate to enable Purchaser to procure the Rep & Warranty Policy as provided in this Section 6.07. From and after the date hereof, Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive any term or condition of such Rep & Warranty Policy in a manner inconsistent with the immediately preceding sentence. Prior to Closing, Purchaser shall pay or cause to be paid, all costs and expenses related to such Rep & Warranty Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of such policy; provided that, if as of the Closing Purchaser has obtained such Rep & Warranty Policy, the Reimbursed Policy Premium Amount shall reduce the Purchase Price pursuant to Section 2.02(a). From and after issuance of such representations and warranties insurance policy, Purchaser shall not agree to amend, modify or otherwise change, terminate or waive any provision of the Rep & Warranty Policy in a manner adverse to Seller or the Seller Parties.

Section 6.08          No Shop. From and after the date hereof until the earlier of the Closing or the termination of this Agreement (the “No Shop Period”), Seller shall (and shall cause its controlled Affiliates, Hornet and its Subsidiaries and shall use commercially reasonable efforts to cause Eureka and its Subsidiaries and the respective officers, directors, employees, consultants, brokers, investment banks, representatives or agents of Seller, its controlled Affiliates and the Acquired Entities to) immediately cease and cause to be terminated any ongoing discussions or negotiations with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition.  Further, during the No Shop Period, Seller shall not, and shall not authorize or permit any of its controlled Affiliates or any Acquired Entity (provided, that with respect to Eureka and its Subsidiaries, Seller shall only be required to exercise commercially reasonable efforts with respect thereto) or any of their respective officers, directors, employees, consultants, brokers, investment banks, representatives or agents to, and shall not resolve or propose to, directly or indirectly (a) solicit, participate in or initiate discussions (other than to respond negatively), negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders or members, as applicable) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer that may reasonably lead to a Third Party Acquisition or (b) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person relating to the Acquired Entities.  During the No Shop Period, Seller shall not (and shall cause its controlled Affiliates and the Acquired Entities not to) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition (provided, that with respect to Eureka and its Subsidiaries, Seller shall only be required to exercise commercially reasonable efforts with respect thereto). The parties hereto acknowledge and agree that the specific performance remedy set forth in Section 12.20 shall be available to Purchaser to enforce its rights under this Section 6.08. By way of example, and not of limitation, if Seller becomes actually aware of any advisor or other representative engaging in prohibited activity with respect to any Third Party Acquisition (including by notification to Seller from Purchaser), Seller’s “commercially reasonable efforts” obligations under this Section 6.08 shall include directing such advisor or other representative to cease communication with respect to any Third Party Acquisition and Seller agrees not to consummate any Third Party Acquisition arising from such prohibited activity.

Section 6.09          Termination of Certain Related-Party Arrangements. On or prior to the Closing, the Acquired Entities shall, and Seller shall cause each Acquired Entity to, terminate all Contracts set forth on Section 6.09 of the Disclosure Schedules.

Section 6.10          Delivery of Eureka Audited Financial Statements. Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser by the Closing Date, an audited consolidated balance sheet of Eureka as of December 31, 2018, and the related audited consolidated statements of income and cash flows of Eureka for the 12-month period ended December 31, 2018 (collectively, the “Eureka Audited 2018 Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Eureka Audited 2018 Financial Statements); provided, however, that the disclosure in such Eureka Audited 2018 Financial Statements (including the notes thereto) of any matters not disclosed in the Financial Statements will not be deemed to have cured any breach of Seller’s representations or warranties for purposes of determining whether or not the conditions to Closing in Section 3.01(a) or Section 3.01(b) have been met nor for purposes of post-Closing indemnification claims by Purchaser under Section 8.02(a).

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.01          Access to Books and Records. From and after the Closing, for a period of seven years, Purchaser shall, and shall cause the Acquired Entities to, provide Seller and its authorized representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records of the Acquired Entities with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Purchaser, the Acquired Entities and their Affiliates for purposes of better understanding such books and records, in each case, as is reasonably necessary for any accounting matters, insurance claims, Actions (for purposes hereof, whether or not before any Governmental Entity, and including with respect to this Agreement), Tax Returns, Tax audits or investigations by a Governmental Entity relating to the ownership of the Acquired Entities prior to the Closing Date or the transactions contemplated hereby or as otherwise required by Law; provided, however, that access to such books and records shall not either unreasonably jeopardize any applicable privilege or protection against disclosure, or interfere with the normal operations of the Purchaser Parties or their respective Affiliates and the reasonable out-of-pocket expenses of the Purchaser Parties and their respective Affiliates incurred in connection therewith shall be paid by Seller. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit the Acquired Entities to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Entities

(including Tax Returns and workpapers) or any of their respective Subsidiaries for any period prior to the Closing Date without first giving 30 days’ prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Purchaser or the Acquired Entities may intend to destroy, alter or dispose of.

Section 7.02          Director and Officer Liability and Indemnification.

(a)           For a period of six years after the Closing Date, Purchaser shall not, and shall not permit the Acquired Entities to, amend, repeal or otherwise modify any provision in the Acquired Entities’ certificate or articles of incorporation or formation or bylaws or operating agreement relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Acquired Entities shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. Purchaser shall, and shall cause the Acquired Entities’ to, honor and perform under all indemnification obligations (including under any certificate or articles of incorporation or formation or bylaws or operating agreement, indemnification or other similar agreements) to the current and former officers, directors or similar functionaries of the Acquired Entities (the “Covered Persons”) at or prior to the Closing.

(b)           Without limiting the provisions of Section 7.02(a), for a period of six years after the Closing Date, the Acquired Entities shall, and Purchaser shall direct the Acquired Entities to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement or any of the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person. Notwithstanding anything to the contrary contained in this Section 7.02 or elsewhere in this Agreement, neither Purchaser nor the Acquired Entities shall (and Purchaser shall direct the Acquired Entities not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.02(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           If an Acquired Entity or any of their respective successors or assigns (i) is to consolidate with, amalgamate with or merges into any other Person and, in the case of a consolidation or merger, will not be the continuing or surviving entity or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the applicable Acquired Entity shall assume all of the obligations set forth in this Section 7.02. The provisions of this Section 7.02 are intended for the benefit of, and will be enforceable by, each Covered Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers and directors of an Acquired Entity at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 7.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 7.03          Employment and Benefit Arrangements.

(a)           During the period commencing at the Closing and ending on the date that is six months after the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide each individual who is an employee of any Acquired Entity immediately prior to the Closing with:  (i) base salary or hourly wages, as applicable, that are no less than the base salary or hourly wages provided by such Acquired Entity immediately prior to the Closing; (ii) annual incentive opportunities that are no less than the annual incentive opportunities, if any, provided by such Acquired Entity immediately prior to the Closing; and (iii) eligibility to participate in retirement, welfare and other employee benefits on the same basis as either (at the election of Purchaser) (I) were offered by Eureka immediately prior to the Closing, or (II) are offered to similarly situated employees of Purchaser or its Affiliate.

(b)           With respect to any employee benefit plans, arrangements and employment related entitlements (including under any Plan or any other applicable pension, 401(k), savings, medical, dental, life insurance, vacation, leave entitlements, post-retirement health and life insurance, severance or separation pay plans) provided, sponsored, maintained or contributed to by Purchaser or its Affiliates (collectively, “Purchaser Plans”) in which any Employee will participate on or after the Closing Date, Purchaser shall, and shall cause its Affiliates to, recognize all service of such Employee with the applicable Acquired Entity and any predecessor employer as if such service were with Purchaser for all purposes including for purposes of eligibility, vesting and level of benefits (other than for purposes of Purchaser Plans that are defined benefit plans within the meaning of Section 3(35) of ERISA); provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits for the same period of service or (ii) such service was not recognized under the corresponding Plan.

(c)           With respect to any Purchaser Plans that are employee welfare benefit plans in which Employees will participate immediately after the Closing (collectively, the “Purchaser Welfare Plans”), Purchaser shall, and shall cause its Affiliates to use commercially reasonable efforts to waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements and any other restriction that would prevent immediate or full participation by any Employee of an Acquired Entity.

(d)           This Section 7.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.03, express or implied, shall confer upon any other Person (including any Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 7.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Plan or other employee benefit plan program or arrangement. Further, nothing herein shall prevent Purchaser or any of its Affiliates from terminating the employment of any Employee or any other employee at any time and for any reason.

Section 7.04          Use of Certain Names. Within 90 days following the Closing, Purchaser shall cause the Acquired Entities to cease using the words “MSIP,” “NHIP,” “MSI,” “Morgan Stanley,” “Morgan Stanley Infrastructure,” “North Haven Infrastructure” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Seller Marks”), including causing the Acquired Entities to eliminate the Seller Marks from all field markers. Purchaser shall not, and shall cause the Acquired Entities and their respective Affiliates not to, use the Seller Marks or any other logos, trademarks, trade names or other Intellectual Property belonging to any direct or indirect equityholder (immediately prior to the Closing) of the Acquired Entities or any of its Affiliates, and Purchaser acknowledges that it, its Affiliates and the Acquired Entities have no rights whatsoever to use such Intellectual Property. Immediately following the Closing, Purchaser shall cause the Acquired Entities to take all actions required to amend each certificate of incorporation or formation, certificate of assumed name or “d/b/a,” or any equivalent or analogous filings, to terminate the Acquired Entities’ use of the Seller Marks for company identification purposes.

Section 7.05          Non-Solicitation. Prior to the Closing, no party hereto shall (and each party hereto shall cause its Affiliates not to), directly or indirectly, (i) induce, encourage or solicit any current employee of any other party hereto or its Affiliates to leave such employment or to accept any other position or employment with any other Person or (ii) hire or assist any other Person in hiring any current employee of any other party hereto or its Affiliates; provided that the foregoing restriction shall not prohibit general solicitation by any party hereto or any of its Affiliates for employment through advertisements or other means that do not specifically target any individual employee or group of employees of another party hereto.

Section 7.06          Management Incentive Payments.  At the Closing, Eureka shall, and Purchaser and Seller shall cause Eureka to, pay to the holders of Incentive Plan Units set forth on Exhibit G through Eureka’s (or its Subsidiary’s) payroll system the amounts set forth opposite the names of such holders, less applicable withholdings (each such amount, the “Incentive Plan Unit Individual Payment Amounts”).  At the Closing, Hornet shall, and Purchaser and Seller shall cause Hornet to, pay to the Hornet LTIP Holder through Hornet’s (or its Subsidiary’s) payroll system the Hornet LTIP Holder Payment Amount, less applicable withholdings. If on the Closing Date any Eureka Class B Common Units remain outstanding, Seller shall pay to Purchaser, with respect to each Class B Unit that remains outstanding, an amount equal to $45.53 per Eureka Class B Common Unit (less, the applicable Baseline Value (as such term is defined in the Eureka LLC Agreement) for each such Eureka Class B Common Unit) (the aggregate amount of all such payments, the “Aggregate Post-Closing Class B Common Unit Payment”) (which payment shall be effected by reducing the Base Purchase Price by the Aggregate Post-Closing Class B Common Unit Payment as set forth in Section 2.02(a)). Notwithstanding anything else in this Agreement to the contrary, Purchaser’s sole and exclusive remedy for any action relating (directly or indirectly) to the redemption and cancellation of any Class B Common Units that are described on Section 4.05 of the Disclosure Schedules that remain outstanding on the Closing Date after giving effect to the Redemption Agreements shall be the Aggregate Post-Closing Class B Common Unit Payment.

Section 7.07          Financing Cooperation. Prior to Closing, upon the reasonable written request of Purchaser, Seller shall, and shall cause (or, with respect to Eureka and its Subsidiaries, use commercially reasonable efforts to cause) the Acquired Entities and their respective representatives to, use commercially reasonable efforts to cooperate reasonably in connection with the efforts of Purchaser in arranging the assumption, retirement, refinancing or any other course of action Purchaser elects to take with respect to the Credit Agreements, including using commercially reasonable efforts to: (i) cooperate reasonably with any customary lender due diligence process; (ii) furnish as promptly as practicable all documentation and other information required by any Governmental Entity or as reasonably requested by any lender under applicable “know your customer” or anti-money laundering rules and regulations, (iii) execute and deliver any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Purchaser and otherwise facilitating the pledging of collateral in connection with any refinancing of the Credit Agreements, if applicable, by Purchaser, including taking reasonable actions necessary to permit any potential financing sources to evaluate the Acquired Entities’ assets for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing), (iv) if applicable, seek to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of Indebtedness under the Credit Agreements and release of liens contemplated by any repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (iv) shall not be effective until the Closing Date.  Notwithstanding the foregoing to the contrary, neither Seller nor any of its Affiliates (other than the Acquired Entities) shall be obligated or required to execute, deliver, or otherwise provide or agree to: (i) any agreements, pledge or security documents, or other certificates, legal opinions, instruments or documents of any kind or character, in connection with the Credit Agreements, and whether effective prior to, at or after Closing (and whether or not contingent upon the Closing), including, without limitation, any affidavits, indemnities or similar such instruments, in favor of any title company, lender or any other Person or (ii) any agreements, certificates, instruments or documents of any kind or character which expands or otherwise modifies either the representations and warranties contained in this Agreement or any of the covenants or other obligations of Seller or its Affiliates to Purchaser hereunder.

ARTICLE VIII
INDEMNIFICATION

Section 8.01          Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The (i) representations and warranties in this Agreement (other than the representations and warranties in Section 4.09 (Tax Matters) and the Fundamental Representations) shall survive the Closing and shall terminate on the date which is 12 months after the Closing Date, (ii) Fundamental Representations shall terminate on the date which is 36 months after the Closing Date, (iii) representations and warranties set forth in Section 4.09 (Tax Matters) shall terminate on the date that is 90 days after the end of the applicable statute of limitations (as extended), (iv) covenants or agreements contained herein shall survive the Closing in accordance with their terms, and (v) covenants and agreements to be performed prior to (or at) the Closing shall terminate as of the Closing (as applicable, the “Survival Period Termination Date”). Notwithstanding the foregoing or anything else to the contrary herein, the Purchaser Parties shall have no recourse against the Escrow Account after the 12-month anniversary of the Closing Date (the “Indemnification Escrow Disbursement Date”), and the Purchaser Parties’ sole and exclusive recourse and remedy thereafter shall be to the Rep & Warranty Policy, subject to the terms and conditions set forth therein. Further, no claim against the Escrow Account for indemnification hereunder may be made after the Indemnification Escrow Disbursement Date; provided that if at any time prior to the Indemnification Escrow Disbursement Date, a Purchaser Party delivers to Seller and the Escrow Agent a written notice in accordance with Section 8.05 or Section 8.06 and the Escrow Agreement, then the representation or warranty underlying the claim asserted in such notice shall survive with respect to such claim until the time that such claim is fully and finally resolved in accordance with the terms of the Escrow Agreement.

Section 8.02          Indemnification from the Escrow Account for the Benefit of Purchaser.

(a)           From and after the Closing (but subject to the provisions of this Article VIII and the Escrow Agreement), Purchaser (and the other Purchaser Parties) shall be entitled to assert, as its (and their) sole and exclusive remedy against Seller for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby and only in accordance with the terms of the Escrow Agreement, claims against the Escrow Account and, solely with respect to Section 8.02(a)(iii), Seller, in respect of any loss, liability, damage or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) and amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”) suffered or incurred by Purchaser or any of its Affiliates (including, following the Closing, the Acquired Entities), or their respective officers, directors, partners, members, employees, agents, representatives, consultants, independent contractors, successors or permitted assigns (collectively, the “Purchaser Parties”) to the extent arising from any:

(i)            inaccuracy in or breach of any representation or warranty set forth in Article IV or the certificate delivered pursuant to Section 3.01(g) by Seller (excluding in all cases any inaccuracy in or breach of any representation or warranty by Seller that occurs after the Closing);

(ii)           nonfulfillment or breach of any covenant, agreement or other provision set forth herein by Seller; or

(iii)          Seller Taxes.

EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER PARTIES OR ANY MEMBER THEREOF.

Notwithstanding the foregoing, other than with respect to claims arising from any inaccuracy in or breach of the Fundamental Representations of Seller, the representations and warranties set forth in Section 4.09, no claims by Purchaser pursuant to Section 8.02(a)(i) shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Escrow Account exceeds on a cumulative basis an amount equal to $3,862,500 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. In addition, other than with respect to claims arising from any inaccuracy in or breach of the Fundamental Representations, the representations and warranties set forth in Section 4.09 no Individual Claim by Purchaser pursuant to Section 8.02(a)(i) shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such Individual Claim exceeds an amount equal to $250,000 (the “Mini-Basket”) (it being understood that any such Individual Claim for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter).

(b)           Except for the Rep & Warranty Policy, recovery against the funds then remaining and available in the Escrow Account pursuant to this Section 8.02 and the Escrow Agreement constitutes Purchaser’s sole and exclusive remedy from and after the Closing for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder. Purchaser agrees that other than indirectly through the payment of all or a portion of the Indemnification Escrow Amount to Purchaser, if and as required by the terms of this Agreement and the Escrow Agreement, under no circumstances will any current or former holder of Acquired Interests or Incentive Plan Units or Seller or any of their Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, consultants, independent contractors, successors or permitted assigns (collectively, the “Seller Parties”) have any liability to any Purchaser Party relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder; provided, that, nothing herein shall preclude any party from (a) seeking any remedy based upon Fraud or Willful Breach or (b) enforcing its right to specific performance of post-Closing covenants or agreements. Notwithstanding the foregoing, Purchaser may seek to recover Seller Taxes first from the Escrow Account, second from the Rep & Warranty Policy, and third, directly from Seller; provided that nothing shall prevent Purchaser from providing notice to and making a claim against Seller pending the outcome of any negotiations or disputes with any insurance carrier.

(c)           Except in the case of Fraud, none of Purchaser or the other Purchaser Parties may avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability and Purchaser, for itself and the other Purchaser Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, and agrees to indemnify and hold harmless Seller and the other Seller Parties from and against any and all rights, claims and causes of action it may have against the Seller Parties relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any breach of contract, tort or pursuant to any theory of liability under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Party shall have any right to indemnification (i) with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Cash, Indebtedness or Net Working Capital or if Purchaser shall have requested a reduction of Cash or the Net Working Capital or requested an increase in Indebtedness on the Preliminary Statement on account of any matter forming the basis for such Loss or alleged Loss, (ii) for Losses resulting from or attributable to any Tax elections, changes in Tax method of accounting, or amended Tax Returns made or filed by Purchaser or (iii) the financing of the transactions contemplated hereby.

(d)           All payments made from the Escrow Account after Closing with respect to the indemnities of Seller or otherwise in respect of Seller Taxes shall be treated by the parties as an adjustment to the Purchase Price.

(e)           (i) Except for Purchaser pursuant to Section 1.03 and Section 2.02(d), no Person (including any Seller Party) shall have any obligation to fund the Escrow Account and (ii) title and all rights to all funds in the Escrow Account shall automatically transfer to Seller on the Indemnification Escrow Disbursement Date in accordance with the terms of the Escrow Agreement.

(f)            Except as otherwise provided in Section 8.02, the Purchaser Parties hereby waive any right, whether arising at Law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from (i) the Escrow Account with respect to the indemnities of Seller or (ii) any Seller Party, and hereby release the Seller Parties from, any claim, demand or liability, with respect to any environmental, health, or safety matter relating to the Acquired Entities or any of the Seller Parties, including any such matter arising under the Comprehensive Environmental Response, Compensation, and Liability Act, or any other Environmental Law.

(g)           Notwithstanding anything herein to the contrary, nothing contained in this Article VIII (including, for the avoidance of doubt, the limitations set forth in Sections 8.02(a), (b), (c) and (f)) or elsewhere in this Agreement shall limit or otherwise reduce in any way any party’s liability or remedies in respect of (i) equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled pursuant to other Sections of this Agreement, and (ii) a dispute under Section 1.05 (which shall be governed by Section 1.05).

Section 8.03          Indemnification by Purchaser for the Benefit of the Seller Parties. Purchaser shall indemnify the Seller Parties and hold them harmless against any Losses which the Seller Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of Purchaser under this Agreement or the certificate delivered pursuant to Section 3.02(f), and (b) any nonfulfillment or breach of any covenant, agreement or other provision by Purchaser, in each case EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY SELLER PARTY OR ANY ACQUIRED ENTITY. Any indemnification payment pursuant to this Section 8.03 shall be delivered to, or as directed by, Seller by wire transfer of immediately available funds to the account or accounts designated by Seller within 15 days after the determination thereof.

Notwithstanding the foregoing, other than with respect to claims arising from any inaccuracy in or breach of the Fundamental Representations made by Purchaser, no claims by Seller pursuant to this Section 8.03 shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds the Deductible, and then only to the extent such Losses exceed the Deductible. In addition, other than with respect to claims arising from any inaccuracy in or breach of the Fundamental Representations of Purchaser, no Individual Claim by Seller pursuant to this Section 8.03 shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such Individual Claim exceeds the Mini-Basket (it being understood that any such Individual Claim for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter).

Section 8.04          Mitigation. Each Person entitled to indemnification hereunder shall use its commercially reasonable efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith and shall implement commercially reasonable, cost-effective remedies (including consideration of risk-based standards) to address any such Losses that would be employed by a reasonably prudent operator acting without the benefit of indemnity.

Section 8.05          Defense of Third Party Claims.

(a)           Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnitor shall not relieve any Indemnitor of its obligations hereunder unless and to the extent such Indemnitor shall be actually prejudiced by such failure to so notify.

(b)           Any Indemnitor shall be entitled to participate in the defense of such Action or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at any time, upon its option, and written notice delivered to the Indemnitee, shall be entitled to assume the defense thereof; provided that (i) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein, (ii) the Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense, and (iii) notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of such defense if (A) the Indemnitor is also a party to the claim and joint representation would be inappropriate due to actual conflicts of interest or the presence of legal defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor, (B) the claim for indemnification relates to or arises in connection with any criminal Action, or (C) such claim seeks, as its primary remedy, equitable relief, including injunctive relief or specific performance against the Indemnitee.

(c)           If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly, fully and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice. If the Indemnitor does not control the defense of any claim described in Section 8.05(a), the Indemnitee shall obtain the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim.

(d)           If a court of competent jurisdiction determines that the Indemnitor is not diligently prosecuting or defending such claim in good faith, then the Indemnitee will be entitled to assume such defense upon delivery of notice to such effect to the Indemnitor.

(e)           The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with all claims, and cooperate in any such defense and give each other reasonable access to all information, records and documents necessary to assist in the investigation, defense and resolution of such matters.

Section 8.06          Non-Third Party Claims. The Indemnitee will deliver a written notice of claim to the Indemnitor as soon as practicable upon its discovery of any matter for which the Indemnitor is reasonably expected to be liable to the Indemnitee hereunder that does not involve a third party claim, which notice shall also (a) state in reasonable detail the nature and background of such matter and any actions that the Indemnitee has taken with respect to such matter, (b) state that the Indemnitee has paid Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to Article VIII of this Agreement, (c) to the extent known and quantifiable, include a calculation of any such Losses, and (d) the date such item was paid, if applicable.

Section 8.07          Determination of Loss Amount.

(a)           Notwithstanding anything to the contrary in this Agreement, the amount of any Loss subject to indemnification under Sections 8.02 or 8.03 (i) shall be calculated net of the net amount of any insurance proceeds or any indemnity, contribution or other similar payment (excluding recoveries under the Rep & Warranty Policy) actually recovered by the Indemnitee from any third party with respect thereto and (ii) to the extent such Loss relates to Eureka or any of its Subsidiaries, shall be reduced by the percentage of the outstanding Eureka Common Units not held by Purchaser immediately after giving effect to the transactions contemplated by this Agreement. Each of Purchaser and its Subsidiaries (including, following the Closing, the Acquired Entities) shall use its commercially reasonable efforts to seek full recovery and collect any amounts available under any insurance policies or indemnity, contribution or other similar payment recoverable by Purchaser or the Acquired Entities from any third party covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder; provided that none of Purchaser or any of its Subsidiaries shall have any obligation to seek recoveries under the Rep & Warranty Policy prior to the Survival Period Termination Date. In the event that an insurance or other recovery is received by Purchaser or its Subsidiaries with respect to any Loss for which any such Person has been indemnified hereunder (but not including recoveries under the Rep & Warranty Policy), then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(b)           For purposes of this Article VIII, each of the representations and warranties that contains any “Material Adverse Effect,” “in all material respects” or other materiality qualification shall be deemed to have been given as though there were no such materiality qualification for purposes of both (i) determining whether there is a breach of such representations and warranties, and (ii) calculating the amount of Losses with respect to any inaccuracy or breach of the representations and warranties set forth herein; provided, that this Section 8.07(b) shall in no event apply for purposes of determining whether Losses are in excess of the Mini-Basket or for purposes of applying Losses against the Deductible.

Section 8.08          Special Rule for Fraud and Willful Breach. Notwithstanding anything in this Article VIII to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any party hereto that constitutes Willful Breach or Fraud, by or on behalf of (x) Seller (including any Willful Breach or Fraud committed by any Affiliate, officer, director, employee or agent of Seller or the Acquired Entities in connection with the consummation of the transactions contemplated by this Agreement) or (y) Purchaser (including any Willful Breach or Fraud committed by any Affiliate, officer, director, employee or agent of Purchaser in connection with the consummation of the transactions contemplated by this Agreement), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Period Termination Date, (b) the limitations set forth in this Article VIII shall not apply to any Loss that an Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall be subject to or shall count towards the satisfaction of the Deductible or be limited in recovery to the Escrow Account and the Rep & Warranty Policy.

Section 8.09          Acknowledgment of Purchaser. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Entities and the extent to which the gross income of the Acquired Entities constitutes “qualifying income” pursuant to Section 7704(d) of the Code, and in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of their own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Article IV of this Agreement, including the Disclosure Schedules attached hereto. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby, and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Acquired Entities, or the quality, quantity, merchantability as for a particular purpose, conformity to samples, or condition of the Acquired Entity’s assets or any part thereof) are specifically disclaimed by Seller and hereby waived by Purchaser. In connection with Purchaser’s investigation of the Acquired Entities, Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Acquired Entities and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections or other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it. Accordingly, Purchaser hereby acknowledges that none of the Seller Parties is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, and that none of Purchaser or any other Purchaser Party has relied on any such estimates, projections or other forecasts or plans or any representation or warranty or statement not expressly set forth herein. Purchaser further agrees, for itself and the other Purchaser Parties, that (i) none of the Seller Parties or any other Person will have or be subject to any liability to any Purchaser Party or any other Person resulting from the distribution to Purchaser or any other Purchaser Party, or Purchaser’s or any other Purchaser Party’s use of, any such information, including any information, document or material made available to Purchaser or any other Purchaser Party in certain “Information Memoranda,” “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, and (ii) neither Purchaser nor any other Purchaser Party has relied on any such information, document or material or any representation or warranty or statement not expressly set forth herein. Notwithstanding anything to the contrary in this Article VIII, nothing in this Agreement shall limit the right of Purchaser to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered hereunder, nor will anything in this Agreement operate to limit any claim by Purchaser for Fraud.

ARTICLE IX
TERMINATION

Section 9.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Purchaser and Seller;

(b)           by Purchaser, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and (i) such violation or breach has not been waived by Purchaser and (ii) such violation or breach shall not have been cured prior to the earlier of (A) 30 days after written notice of such violation or breach from Purchaser to Seller, or (B) the Outside Date; provided further, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder if such breach has prevented or would prevent the satisfaction of Seller’s conditions to Closing hereunder;

(c)           by Seller, if there has been a violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and (i) such violation or breach has not been waived by Seller and (ii) such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) 30 days after written notice of such violation or breach from Seller to Purchaser, or (B) the Outside Date; provided that none of (1) the failure of the Closing to occur on the date specified in Section 2.01 or (2) the failure to deliver the Purchase Price or the other payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder; provided further, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to Seller at any time that Seller has violated, or is in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented or would prevent the satisfaction of Purchaser’s conditions to Closing hereunder;

(d)           by either Purchaser or Seller upon delivery of written notice to the other if any Governmental Entity shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) would prevent the Closing from occurring on or before June 15, 2019 (such date, the “Outside Date”); provided, that if, as of the Outside Date the conditions set forth in Section 3.01(d) have not been satisfied, either Purchaser or Seller may elect to extend the Outside Date to a date no later than August 15, 2019; or (iii) has had or would reasonably be expected to have a Material Adverse Effect; provided, further, that neither Purchaser nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the issuance or entry of such judgment, Order or decree is the result of such Person’s breach of, or failure to fulfill any obligation under, this Agreement or any other Transaction Agreement;

(e)           by either Purchaser or Seller, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided, that if, as of the Outside Date the conditions set forth in Section 3.01(d) and Section 3.01(e) have not been satisfied, then either Purchaser or Seller may elect to extend the Outside Date to a date no later than August 15, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to such party at any time that such party has violated, or is in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented the consummation of the Closing on or before such date; provided further, that to the extent any party hereto brings any Action before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days, or (ii) such other time period established by the Governmental Entity presiding over such Action; or

(f)            on or after the Inside Date by Seller if (i) the conditions set forth in Section 3.01 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing), (ii) Seller has irrevocably confirmed in writing that all conditions set forth in Section 3.02 have been satisfied or that it is willing to waive all conditions set forth in Section 3.02 and (iii) within 2 Business Days after Seller has delivered written notice to Purchaser of the satisfaction of such conditions and such confirmation, the Closing shall not have occurred.

Section 9.02          Effect of Termination.

(a)           In the event this Agreement is terminated by either Purchaser or Seller as provided in Section 9.01, written notice of such termination shall be delivered immediately to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Article XI and Article XII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of Purchaser, Seller or the Seller Parties to one another; provided that nothing in this Section 9.02 shall relieve Purchaser or Seller for Fraud or Willful Breach.

(b)           Notwithstanding anything to the contrary in this Agreement, but without limiting the proviso in Section 9.02(a), (x) if this Agreement is terminated (i) by the mutual written consent of Purchaser and Seller pursuant to Section 9.01(a), (ii) by Purchaser pursuant to Section 9.01(b) or Section 9.01(e), (iii) by Seller pursuant to Section 9.01(e) and at the time of any such termination Purchaser would also be entitled to terminate this Agreement pursuant to

Section 9.01(e) or (iv) by either Purchaser or Seller pursuant to Section 9.01(d) and all of the conditions under Section 3.01 have been satisfied or waived (other than Section 3.01(d) and Section 3.01(e)), in each case, then the parties hereto acknowledge and agree that Purchaser and Seller shall jointly instruct the Escrow Agent to return the Deposit to Purchaser within 3 days of the date on which this Agreement is terminated and (y) if this Agreement is terminated (i) by Seller pursuant to Section 9.01(c) or Section 9.01(f) or (ii) by Seller pursuant to Section 9.01(e) and at the time of any such termination Purchaser would not be entitled to terminate this Agreement pursuant to Section 9.01(e), in each case, then the parties hereto acknowledge and agree that Purchaser and Seller shall jointly instruct the Escrow Agent to release the Deposit to Seller within 3 days of the date on which this Agreement is terminated for the sole account and use of Seller as liquidated damages hereunder, and the parties hereto acknowledge and agree that in such circumstance, (A) the amount of the Deposit represents the parties’ hereto reasonable estimate of Seller’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain, and (B) the receipt of the Deposit as liquidated damages is reasonable and does not constitute a penalty and (C) the receipt of the Deposit shall be the sole and exclusive remedy of Seller in lieu of any other damages or remedies available at Law or in equity.

Section 9.03          Return of Documentation. Following termination of this Agreement in accordance with Section 9.01, Purchaser shall promptly (but in any event no more than 10 Business Days after the termination of this Agreement) return or destroy all agreements, documents, contracts, instruments, books, records, materials and all other information regarding Seller or its Subsidiaries provided to Purchaser, its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby, except to the extent that such agreements, documents, contracts, instruments, books, records, materials and information directly relate to any claims that Purchaser has against Seller in connection with the termination of this Agreement. On the date that the return or destruction is complete, Purchaser shall cause a duly authorized officer certify the same in writing to Seller.

ARTICLE X
ADDITIONAL AGREEMENTS

Section 10.01       Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to the specific Section of this Agreement to which such Disclosure Schedule relates and each other Section of this Agreement (whether or not specific cross-references are made) to the extent that the relevance of the information to such other Section is reasonably apparent from the face of such disclosure. Prior to the Closing, Seller shall have the right to supplement the Disclosure Schedules relating to its representations and warranties set forth in Article IV (including, in each case, by Seller adding Disclosure Schedules that are responsive to the representations and warranties in question) with respect to any matters discovered by Seller or occurring subsequent to the execution hereof, by delivering to Purchaser a schedule of changes (each, a “Disclosure Schedule Supplement”) to such Disclosure Schedules. To the extent that Seller determines that any such event, development or occurrence that is the subject of a Disclosure Schedule Supplement constitutes or relates to something that (either individually or in the aggregate with all or any other predecessor Disclosure Schedule Supplement) would prevent the condition to closing set forth in Section 3.01(a) from being satisfied or otherwise permit Purchaser to terminate this Agreement, then Seller will advise Purchaser in writing of such determination at the time that such Disclosure Schedule Supplement is delivered to Purchaser (any Disclosure Schedule Supplement in which Seller provides Purchaser written notice of such determination, a “Material Supplement”). Upon Purchaser’s receipt of any Material Supplement, Purchaser shall have ten (10) Business Days within which to elect to exercise the right to terminate this Agreement pursuant to Section 9.01(b). If Purchaser does not elect to terminate this Agreement pursuant to the preceding sentence notwithstanding the delivery of one or more Disclosure Schedule Supplements, Purchaser shall be deemed to have waived the matters relating to such Disclosure Schedule Supplement in regard to Purchaser’s obligation to close the transactions contemplated hereunder pursuant to Section 3.01(a) and shall be deemed to have waived any and all rights to indemnification pursuant to Article VIII solely with respect to any event, development or occurrence described on such Material Supplement that would reasonably be expected to have a Material Adverse Effect.

Section 10.02       Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that Seller has retained V&E to act as its counsel in connection with the transactions contemplated hereby. Purchaser and Seller hereby agree that, in the event that a dispute arises after the Closing between Purchaser, and/or the Acquired Entities, on the one hand, and Seller or its Affiliates, on the other hand, V&E may represent Seller and/or its Affiliates in such dispute even though the interests of Seller and/or its Affiliates may be directly adverse to Purchaser or the Acquired Entities, and even though V&E may have represented the Acquired Entities in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Acquired Entities. Purchaser further agrees that, as to all communications among V&E, the Acquired Entities, Seller and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney—client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser or the Acquired Entities (after the Closing). Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Acquired Entities and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Entities may assert the attorney—client privilege to prevent disclosure of confidential communications by V&E to such third party; provided, however, that the Acquired Entities may not waive such privilege without the prior written consent of Seller.

Section 10.03       Tax Matters.

(a)           The parties to this Agreement agree, for U.S. federal income Tax purposes, to treat (i) the purchase and sale of the Acquired Eureka Units as a purchase and sale of partnership interests and (ii) the purchase and sale of the Hornet Membership Interests as a purchase and sale of the assets of Hornet. For purposes of applying Sections 751, 743, 755 and 1060 of the Code, as applicable, Purchaser and Seller agree to allocate the Purchase Price, and any other amounts properly constituting consideration for U.S. federal income tax purposes, (x) first, between the Acquired Eureka Units and the Hornet Membership Interests and (y) second, among the assets of each of Eureka and Hornet. To facilitate such agreement, within the later of (i) 90 days after the Closing Date and (ii) 30 days following the final determination of any adjustments to the Purchase Price pursuant to Section 1.05, Purchaser shall prepare and deliver to Seller a schedule allocating such Purchase Price. Within 30 days after the receipt of such proposed allocation, Seller shall provide written notice to Purchaser of any proposed changes to such allocation. If Seller proposes changes to the proposed allocation, Purchaser and Seller shall negotiate in good faith to resolve any such proposed changes. If Seller and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Purchaser and Seller, the costs of which shall be shared in accordance with Section 1.05(d). If Purchaser and Seller reach an agreement with respect to an allocation, or following resolution by such nationally recognized accounting firm, then such allocation shall become the final allocation (the “Allocation”) and, in the event there is an adjustment to the Purchase Price after the Allocation has been determined, the Allocation will be revised in accordance with the methodology set forth in this Section 10.03(a) to reflect such adjustment (the “Revised Allocation”). The Allocation or Revised Allocation, as applicable, will be final, binding and conclusive on the parties hereto. The parties hereto agree to file all Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation or Revised Allocation, as applicable, and none of the parties hereto shall take any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that neither Purchaser nor any other party hereto shall be required to litigate before any Governmental Entity any proposed deficiency or adjustment by any Governmental Entity challenging the Allocation or Revised Allocation, as applicable. Each of the parties hereto shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation or Revised Allocation, as applicable.

(b)           Seller shall prepare (or cause to be prepared) and, if permitted, file, (i) all Tax Returns (other than Flow-Through Income Tax Returns) of the Acquired Entities for all Pre-Closing Tax Periods required to be filed before the Closing Date, and (ii) all Flow-Through Income Tax Returns of the Acquired Entities for all Pre-Closing Tax Periods ((i) and (ii) together, the “Seller Prepared Tax Returns”). Such Seller Prepared Tax Returns shall be filed in a manner consistent with past practice, except as otherwise required by applicable Law. To the extent Seller is not permitted to file a Seller Prepared Tax Return, not later than ten days prior to the due date for filing any such Seller Prepared Tax Return, Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Purchaser, and Purchaser will cause such Seller Prepared Tax Return to be timely filed. No amended Flow-Through Income Tax Return for any Pre-Closing Tax Period shall be filed by or on behalf of the Acquired Entities without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Purchaser shall prepare (or cause to be prepared) all (i) all Tax Returns (other than Flow-Through Income Tax Returns) of the Acquired Entities for all Pre-Closing Tax Periods required to be filed after the Closing Date, and (ii) Flow-Through Income Tax Returns of the Acquired Entities for all Straddle Periods ((i) and (ii) together, the “Purchaser Prepared Tax Returns”). Such Purchaser Prepared Tax Returns shall be filed in a manner consistent with past practice, Section 10.03(a), and Section 10.03(d), except as otherwise required by applicable Law. Not later than thirty days prior to the due date for filing any such Purchaser Prepared Tax Return that is a Flow-Through Income Tax Return, Purchaser shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller for Seller’s review and reasonable comment. Purchaser will cause such Purchaser Prepared Tax Return, as revised to incorporate Seller’s reasonable comments, to be timely filed and will provide a copy of such as-filed Tax Return to Seller.

(d)           In the case of any Straddle Period, the amount of any Taxes of any Acquired Entity not based upon or measured by income, activities or events, the level of any item, gain, receipts, proceeds, profits or similar items for the portion of the Tax period ending on the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of the Tax period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.

(e)           To the extent permissible under Section 706(d) of the Code and the Eureka LLC Agreement, all items of income, gain, loss, deduction and credit allocable to the Acquired Eureka Units shall be allocated between Seller and Purchaser based on a closing of the books on the Closing Date, and following the Closing, Purchaser shall use reasonable best efforts to obtain any required consents to permit such allocation under the Eureka LLC Agreement. For U.S. federal income and applicable state and local tax purposes, including for purposes of preparing all Flow-Through Income Tax Returns, the Transaction Tax Deductions shall be treated as accruing on the Closing Date to the extent consistent with Applicable Law, and to the extent any amounts giving rise to a Transaction Tax Deduction are paid by Eureka and otherwise properly deductible by Eureka under the Code and Treasury Regulations promulgated thereunder, the parties to this Agreement agree to treat such amounts as having first been contributed to Eureka by Seller (and as resulting in a corresponding adjustment to Seller’s Capital Account (as defined in the Eureka LLC Agreement)). For purposes of calculating the Transaction Tax Deductions, it shall be assumed that an election is made under Revenue Procedure 2011-29 to deduct 70% of any success-based fees.

(f)            Purchaser will pay, and will indemnify and hold the Seller Parties harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on Seller or any of the Seller Parties as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, and will file all applicable Tax Returns and other documentation with respect to all such Taxes, fees and charges. Seller agrees to cooperate with Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(g)           Purchaser and Seller shall (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return, assessment of whether the Transaction Tax Deductions have been fully recognized, or any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Acquired Entities or the ownership thereof, including by executing any powers of attorneys, and (ii) retain and provide the other party with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding and make employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided.

(h)           The parties to this Agreement shall cooperate to cause an election under Section 754 of the Code to be timely filed by Eureka, and any Subsidiary of Eureka that is treated as a partnership for U.S. federal income tax purposes, with respect to the taxable period that includes the Closing Date, to the extent such an election is not already in effect.

(i)            Except to the extent related to any Flow-Through Income Tax Return for any Pre-Closing Tax Period, Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of any Acquired Entity for all taxable periods; provided that to the extent any of the foregoing relates to any Flow-Through Income Tax Return for any Straddle Period, Seller shall be entitled to participate and Purchaser shall not make any election (other than an election under Section 6226(a) of the Code, described below), settlement or compromise without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  To the extent related to any Flow-Through Income Tax Return for any Pre-Closing Tax Period, Seller shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of any Acquired Entity for all taxable periods; provided Purchaser shall be entitled to participate and Seller shall not make any election (other than an election under Section 6226(a) of the Code, described below), settlement or compromise without Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each Acquired Entity shall make an election under Section 6226(a) with respect to any Pre-Closing Tax Period or Straddle Period. In the event of any conflict or overlap between the provisions of Section 8.05 and the provisions of this Section 10.03(h), the provisions of this Section 10.03(h) shall control.

Section 10.04       Purchaser Release. Effective upon the Closing, Purchaser, for itself, its Subsidiaries and their respective Affiliates, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Seller Parties from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever (“Purchaser Released Claims”), whether known or unknown and whether at Law or in equity, arising from conduct occurring on or prior to the Closing Date, including any Purchaser Released Claims relating to or arising out of the ownership of the Acquired Interests or Incentive Plan Units by certain of the Seller Parties on or prior to the Closing Date; provided that nothing contained in this Section 10.04 shall operate to release any obligation of Seller arising under this Agreement or constitute a waiver of any claims that Purchaser may bring or have pursuant to Section 1.05 or for indemnification from the Escrow Account under Article VIII of this Agreement.

Section 10.05       Release of the Acquired Entities.   As a material inducement to Purchaser’s willingness to enter into and perform this Agreement and to purchase the Acquired Interests for the consideration to be paid or provided to Seller in connection with such purchase, Seller, for itself, its Subsidiaries and their respective Affiliates, successors and assigns, hereby releases and forever discharges the Acquired Entities and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, members, partners, controlling persons, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, Orders, obligations,

Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Seller or any of its representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to distributions, indemnification or reimbursement from any of the Acquired Entities, whether pursuant to its certificate of formation, limited liability company agreement or any other charter documents, Contract or otherwise, and whether or not relating to claims pending on or asserted after, the Closing Date; provided, however, that nothing contained in this Section 10.05 shall operate to release any obligation of Purchaser arising under this Agreement or constitute a waiver of any claims that Seller may bring or have pursuant to Section 1.05 or for indemnification under Article VIII of this Agreement.

Section 10.06       Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Acquired Entities’ operations prior to the Closing, and (ii) prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Entities’ operations.

ARTICLE XI
DEFINITIONS

Section 11.01       Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means GAAP and the accounting principles employed in the preparation of the Financial Statements to the extent inconsistent with GAAP.

“Acquired Entities” means, collectively, Eureka, Hornet and each of their individual Subsidiaries.

“Acquired Eureka Units” means 16,981,887 Eureka Class A Common Units.

“Acquired Interests” has the meaning set forth in the recitals.

“Acquired Parents” means, collectively, Eureka and Hornet.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, whether civil, criminal, administrative or otherwise, in Law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Post-Closing Class B Common Unit Payment” has the meaning set forth in Section 7.06.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 10.03(a).

“Antitrust Laws” means the HSR Act, the Clayton Antitrust Act, the Federal Trade Commission Act or any other United States federal, state or local, or foreign antitrust, competition or merger control Laws or regulations.

“Applicable Anticorruption Laws” means, with respect to any Person, the United States Foreign Corrupt Practices Act of 1977, as amended, and all other similar or equivalent anticorruption and/or antibribery laws of any jurisdiction applicable to such Person.

“Base Purchase Price” has the meaning set forth in Section 1.02.

“Business” means the business of (a) owning and operating a natural gas gathering system in West Virginia and Ohio and (b) selling and leasing natural gas treating facilities and equipment to third party producers, and any business related or incidental thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Houston, Texas, or New York, New York, are required or authorized by Law to remain closed.

“Cash” means, as of the close of business on the Closing Date, (a) 60% of all cash, cash equivalents and marketable securities held by Eureka and its Subsidiaries at such time, net of the amount of outstanding checks, wire transfers, drafts and debit transactions made against such amounts, in each case, as of such time, plus (b) 100% of all cash, cash equivalents and marketable securities held by Hornet and its Subsidiaries at such time, net of the amount of outstanding checks, wire transfers, drafts and debit transactions made against such amounts, in each case, as of such time; provided, however, that “Cash” excludes Restricted Cash.

“Claims Reserve Liability” means any Action, claim, loss, liability, obligation, damage or expense (whether accrued, absolute, contingent or otherwise) that is of the type of Action, claim, loss, liability, obligation, damage or expense that is reflected from time to time under the line items ‘Claims liabilities, current’ or ‘Claims liabilities, noncurrent’ on the consolidated balance sheet of the Acquired Entities.

“Class B Common Unit Redemption Amount” means, with respect to any holder of Eureka Class B Common Units, the amount set forth opposite such holder’s name on Exhibit G.

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” or “Closing Balance Sheets” has the meaning set forth in Section 1.05(a).

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means (i) that certain Confidentiality Agreement, dated as of January 14, 2019 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and between EQM Midstream Partners, LP and Eureka and (ii) that certain Confidentiality Agreement, dated as of January 16, 2019 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and between EQM Midstream Partners, LP and Hornet.

“Contract” means any contract, agreement, instrument, undertaking, understanding or arrangement (including any amendment and other modification thereto), and any purchase order, task order, statement of work, or other similar exhibit issued thereunder, whether oral or written.

“Covered Persons” has the meaning set forth in Section 7.02(a).

“Credit Agreements” means (i) that certain Amended and Restated Credit Agreement, dated as of August 25, 2017 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of October 2, 2017, and as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 13, 2019), by and among Eureka Midstream, LLC (f/k/a Eureka Hunter Pipeline, LLC), ABN Amro Capital USA LLC, as administrative agent and arranger, and the lenders party thereto, as amended and (ii) that certain Credit Agreement, dated as of June 16, 2017, by and among Hornet Midstream Pipeline, LLC, ABN Amro Capital USA LLC, as administrative agent and lead arranger, and the lenders party thereto.

“Deductible” has the meaning set forth in Section 8.02(a).

“Deposit” has the meaning set forth in Section 1.03.

“Disclosure Schedules” has the meaning set forth in the lead-in to Article IV.

“Disclosure Schedule Supplement” has the meaning set forth in Section 10.01.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Emergency” means a sudden or unexpected event that causes, or risks causing, (a) substantial damage to all or any portion of the assets, facilities or property of the Acquired Entities or the property of any third party, (b) imminent death or injury to any Person or (c) imminent damage or substantial risk of damage to natural resources (including wildlife) or the environment.

“Employee” means all employees of the Acquired Entities.

“Environmental Claims” means any Action or Loss arising under or related to a violation of any applicable Environmental Law.

“Environmental Law” means all Laws concerning (i) pollution, the protection or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, or any other natural resource), human health and safety (to the extent related to exposure to Hazardous Materials), or (ii) the exposure to, or the use, generation, handling, transportation, treatment, storage, disposal, distribution, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, as such requirements are enacted and in effect on or prior to the Closing Date.

“Environmental Permits” means any Permits issued by any Governmental Entity under any Environmental Laws for the lawful operation of the Business, Real Property or assets of the Acquired Entities.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 1.03.

“Escrow Agent” has the meaning set forth in Section 1.03.

“Escrow Agreement” has the meaning set forth in Section 1.03.

“Estimated Adjustment Amount” means (a) Estimated Cash, plus (b) Estimated Reimbursed Capex, minus (c) Estimated Indebtedness, minus (d) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (e) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount.

“Estimated Cash” has the meaning set forth in Section 1.04.

“Estimated Indebtedness” has the meaning set forth in Section 1.04.

“Estimated Net Working Capital” has the meaning set forth in Section 1.04.

“Estimated Reimbursed Capex” has the meaning set forth in Section 1.04.

“Eureka” has the meaning set forth in the recitals.

“Eureka Audited 2018 Financial Statements” has the meaning set forth in Section 6.10.

“Eureka Class A Common Units” has the meaning set forth in the recitals.

“Eureka Class B Common Units” has the meaning set forth in the recitals.

“Eureka Common Units” has the meaning set forth in the recitals.

“Eureka Incentive Plan” means the Eureka LTIP and any award of Eureka Class B Common Units of Eureka pursuant to the terms of the Eureka LLC Agreement.

“Eureka LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Eureka Midstream Holdings, LLC, dated as of October 2, 2017.

“Eureka LTIP” means the Eureka Midstream Holdings, LLC Management Incentive Compensation Plan (f/k/a the Eureka Hunter Holdings, LLC Management Incentive Compensation Plan), as amended.

“Eureka Services” means Eureka Services, LLC, a Delaware limited liability company.

“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Entity.

“Final Adjustment Amount” means (a) Reimbursed Capex as finally determined pursuant to Section 1.05, minus (b) the amount of Indebtedness as finally determined pursuant to Section 1.05, plus (c) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.05 exceeds the Target Net Working Capital Amount, minus (d) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.05 is less than the Target Net Working Capital Amount, plus (e) the amount of Cash as finally determined pursuant to Section 1.05.

“Financial Statements” has the meaning set forth in Section 4.06(a).

“Flow-Through Income Taxes” means U.S. federal income taxes and any other income Taxes determined on a flow-through basis and reported at the entity level but with respect to which the direct or indirect beneficial owners of the entity, and not the entity itself, are required to pay the Tax relating to such entity’s taxable income.

“Flow-Through Income Tax Return” means a Tax Return with respect to Flow-Through Income Taxes.

“Fraud” means a knowing or reckless misrepresentation of a material fact or concealment of a material fact by a party hereto with respect to any representation or warranty by such party in Article IV or Article V, or in any certificate delivered pursuant to this Agreement (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another party to enter into this

Agreement and upon which such other party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means, with respect to Seller, the representations and warranties of Seller in Section 4.01 (Organization and Company Power), Section 4.02 (Subsidiaries), Section 4.03 (Title to Acquired Interests), Section 4.04(a) and Section 4.04(c) (Authorization; Valid and Binding Agreement), Section 4.05 (Capitalization), and Section 4.19 (Brokerage) and, with respect to Purchaser, the representations and warranties of Purchaser in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization), Section 5.03 (No Violation), and Section 5.06 (Brokerage).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any chemical, substance, material or waste that is listed, defined, designated, classified or regulated by a Governmental Entity as hazardous, toxic, radioactive, or dangerous, or as a “pollutant” or “contaminant, “ or terms of similar meaning and regulatory effect, or the presence of which requires investigation, remediation, or corrective action, including crude oil, petroleum and petroleum products (including any fraction or by-products thereof), polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, free crystalline silicates or silica, natural gas silicates or silica, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), or radioactive material (including naturally-occurring radioactive material).

“Hornet” has the meaning set forth in the recitals.

“Hornet LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Hornet Midstream Pipeline, LLC, dated as of May 26, 2017.

“Hornet LTIP” means that Long-Term Incentive Bonus Agreement, dated as of July 5, 2018, by and between Hornet Midstream Pipeline, LLC, a Delaware limited liability company, and the Hornet LTIP Holder, as amended.

“Hornet LTIP Holder” means Jonathan Aaron Ashcraft.

“Hornet LTIP Payment Amount” means $1,500,000, which is the amount equal to the sum of (i) the Bonus (as defined in the Hornet LTIP) due under the Hornet LTIP as a result of the transactions contemplated by this Agreement (the “Hornet LTIP Holder Payment Amount”), plus (ii) the employer portion of employment and payroll taxes payable by Hornet or its Subsidiary in connection with the Hornet LTIP Holder Payment Amount.

“Hornet Membership Interests” has the meaning set forth in the recitals.

“HSR Act” has the meaning set forth in Section 4.13.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incentive Plan Unit Individual Payment Amounts” has the meaning set forth in Section 7.06.

“Incentive Plan Unit Payment Amount” means the sum of all Incentive Plan Unit Individual Payment Amounts plus the employer portion of employment and payroll taxes payable by Eureka or its Subsidiary in connection with the payment of such Incentive Plan Individual Unit Payment Amounts.

“Incentive Plan Units” means the 600,140 Incentive Plan Units of Eureka.

“Indebtedness” means, as of any particular time with respect to the Acquired Entities, without duplication, (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness for borrowed money evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging or similar agreement, (e) obligations under any performance bond, surety bond, letter of credit or similar instrument, but only to the extent drawn or called as of such time, (f) obligations under leases which are capitalized in accordance with GAAP, (g) indebtedness for borrowed money of any person secured by any Lien (other than Permitted Liens) on the assets of the Acquired Entities, (h) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (i) any obligations of such Person under any retiree medical and life insurance, defined benefit pension plan, or supplemental executive retirement plan, and (j) direct or indirect guaranties with respect to any indebtedness for borrowed money of a type described in clauses (a) through (g) above for which any Acquired Entity is liable or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, Indebtedness shall not include (i) any liability included in the calculation of Net Working Capital as finally determined pursuant to Section 1.05, (ii) any intercompany indebtedness of the Acquired Entities, (iii) any indebtedness incurred by or at the request or direction of Purchaser and its Affiliates on the Closing Date, (iv) any amounts in respect of undrawn letters of credit or uncalled performance or bid bonds, or (v) any Claims Reserve Liability. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Closing, and, with respect to Eureka and its Subsidiaries, shall only be 60% of such amount.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.02(d).

“Indemnification Escrow Disbursement Date” has the meaning set forth in Section 8.01.

“Indemnitee” has the meaning set forth in Section 8.05(a).

“Indemnitor” has the meaning set forth in Section 8.05(a).

“Individual Claim” means any indemnification claim or series of indemnification claims arising from the same underlying facts, events or occurrence or circumstance.

“Initial System” means any Pipelines that have been completed and are used in commercial operations as of the date hereof as set forth in the map attached hereto as Exhibit E.

“Inside Date” has the meaning set forth in Section 2.01.

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all patents, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; statutory or common law trademarks and service marks, trade names, logos and slogans, and the goodwill relating thereto; trade secrets; rights in confidential information (whether of a technical, commercial or other nature); inventions (whether patentable or not); rights in software; and all registrations and applications for any of the foregoing.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Law” means any law, rule, regulation, judgment, injunction, Order, ordinance, statute, decree or other restriction or determination of any court or other Governmental Entity, including any binding principle of common law.

“Liens” means liens, security interests, charges, encumbrances, pledges, mortgages, easements, rights-of-way or encroachments of any nature, whether voluntarily incurred or arising by operation of Law.

“Losses” has the meaning set forth in Section 8.02(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, properties, business, financial condition, or results of operations of the Acquired Entities taken as a whole, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Seller or the Acquired Entities to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (a) the announcement or pendency of the transactions contemplated by this Agreement; (b) conditions or changes affecting the industry or industries in which the Acquired Entities participate, the U.S. economy as a whole or the credit, financial or capital markets in general or the markets in which the Acquired Entities operate (including any disruption thereof and any decline in the price of any security or any market index); (c) compliance with the terms of, or the taking of any action required by, this Agreement; (d) any change in, or proposed change in, applicable Laws or the interpretation thereof; (e) actions required to be taken under applicable Law; (f) any change (or the interpretation thereof) in GAAP or other accounting requirements or principles or the interpretation thereof; (g) the failure of the Acquired Entities to meet or achieve the results set forth in any projection or forecast (provided that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change, effect, event, occurrence, state of facts or development is not otherwise excluded from this definition of Material Adverse Effect)); (h) national, international or extranational political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, including any material worsening after the date hereof of such conditions threatened or existing as of the date hereof; or (i) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world, including any material worsening after the date hereof of such conditions threatened or existing as of the date hereof; provided further, that any change, effect, event, occurrence, state of facts or development referenced in clauses (b), (d), (e) or (f) shall not be disregarded to the extent (and only to the extent) such change, effect, event, occurrence, state of facts or development disproportionately affects the Acquired Entities relative to other companies in their industry.

“Material Contract” has the meaning set forth in Section 4.10(b).

“Material Supplement” has the meaning set forth in Section 10.01.

“Mini-Basket” has the meaning set forth in Section 8.02(a).

“MS Fund” has the meaning set forth in Section 12.01(b).

“Net Working Capital” means (a) 60% of (i) the consolidated current assets (excluding Cash, short-term investments, current insurance recoverable, and deferred tax assets) of Eureka as of the close of business on the Closing Date, minus (ii) the consolidated current liabilities (excluding Indebtedness, deferred tax liabilities, Claims Reserve Liabilities, Reimbursed Capex, the Class B Common Unit Redemption Amount and the aggregate Incentive Plan Unit Payment Amount) of Eureka as of the close of business on the Closing Date, in each case calculated in accordance with the Net Working Capital Example, plus or minus (as applicable) (b) (i) the consolidated current assets (excluding Cash, short-term investments, current insurance recoverable, and deferred tax assets) of Hornet as of the close of business on the Closing Date, minus (ii) the consolidated current liabilities (excluding Indebtedness, deferred tax liabilities, Claims Reserve Liabilities, Reimbursed Capex and the Hornet LTIP Payment Amount) of Hornet as of the close of business on the Closing Date, in each case calculated in accordance with the Net Working Capital Example.

“Net Working Capital Example” means the example calculation of Net Working Capital as of December 31, 2018, attached hereto as Exhibit F.

“No Shop Period” has the meaning set forth in Section 6.08.

“Objections Statement” has the meaning set forth in Section 1.05(b).

“OFAC” has the meaning set forth in Section 4.25(c)(i).

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Organizational Documents” means, with respect to any corporation, its charter, by-laws and any agreements with shareholders; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together, in each case, with any and all amendments thereto and all material consents and other instruments delegating authority pursuant to such Organizational Documents.

“Outside Date” has the meaning set forth in Section 9.01(d).

“Payment Obligation Agreement” means that certain Payment Obligation Agreement by and among Seller, Eureka and Hudson Energy NY, LLC, dated on or about the date hereof, which governs the payments of certain amounts pursuant to the Redemption Agreements.

“Permit” means any permit, license, certificate, certification, approval, authorization, waiver, privilege, qualification, quota, filing, notice, registration, consent, authorization, franchise, variance, exemption and order required, issued or granted by any Governmental Entity.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Acquired Entity and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, construction and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or material to the business, operations and financial condition of the assets or properties so encumbered; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current occupancy, use and operation of the Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the applicable Acquired Entity’s business; (e) public roads and highways; (f) matters that have been disclosed in title commitments, title insurance policies, title opinions, title abstracts, surveys and other similar records made available to Purchaser; (g) agreements registered against title to the Real Property with any Governmental Entities or public utilities; (h) minor title defects, irregularities, easements, encroachments, rights-of-way, servitudes or other discrepancies in title or possession relating to any Real Property that do not materially impair the occupancy, use or operation of such Real Property; (i) Liens that have been placed by a third party on the fee estate of any real property over which any Acquired Entity has easement rights (including Rights-of-Way), and subordination or similar agreements relating thereto; (j) the terms and provisions of each Real Property Agreement, as to the Real Property affected or covered thereby; and (k) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the ASTM Standard E1527-13, or any similar environmental assessment that does not include the sampling or testing of any environmental media (including, without limitation, the air, soil, subsurface strata, surface water, or groundwater).

“Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the gathering of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by the Acquired Entities or any of its Subsidiaries, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Pipeline System” means all of the Pipeline and the Real Property and Rights-of-Way related thereto, collectively.

“Plan” or “Plans” has the meaning set forth in Section 4.15(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preliminary Statement” has the meaning set forth in Section 1.05(a).

“PSA Budgets” means, with respect to Eureka, the spreadsheet titled “EM Budget 2019,” and with respect to Hornet, the spreadsheet titled “HM Budget 2019,” in each case as provided to Purchaser prior to the date hereof.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Parties” has the meaning set forth in Section 8.02(a).

“Purchaser Plans” has the meaning set forth in Section 7.03(b).

“Purchaser Prepared Tax Returns” has the meaning set forth in Section 10.03(c).

“Purchaser Released Claims” has the meaning set forth in Section 10.04.

“Purchaser Welfare Plans” has the meaning set forth in Section 7.03(c).

“Real Property” has the meaning set forth in Section 4.08(a).

“Real Property Agreements” has the meaning set forth in Section 4.08(a).

“Redemption Agreements” has the meaning set forth in the recitals.

“Reimbursed Capex” means (a) 60% of the aggregate amount of all capital expenditures made or incurred by Eureka or any of its Subsidiaries from and after the date hereof until the Closing Date and paid on or prior to the Closing Date, plus (b) the aggregate amount of all capital expenditures made or incurred by Hornet or any of its Subsidiaries from and after the date hereof until the Closing Date and paid on or prior to the Closing Date.

“Reimbursed Policy Premium Amount” means the total amount paid by Purchaser at or prior to Closing for the Rep & Warranty Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of such policy; provided that such amount shall in no event be in excess of $3,000,000.

“Release” means any release, spill, emission, overflow, leaking, pumping, pouring, dumping, emptying, discharge, disposing, arranging for disposal, abandoning, deposit, injection, escaping, leaching, seepage, infiltration or migration, whether intentional or accidental, authorized or unauthorized, into or on the environment or into, on or out of any property, including the disposal or abandonment of barrels, containers, tanks or other receptacles.

“Releasee” or “Releasees” has the meaning set forth in Section 10.05.

“Rep & Warranty Policy” means that certain Representations and Warranties Insurance Policy obtained by Purchaser in connection with the transactions contemplated by this Agreement and to be issued by Euclid Transactional, LLC pursuant to that certain Binder Agreement, dated as of the date hereof, between Purchaser and Euclid Transactional, LLC, policy number ET111-001-193, and the related excess insurance policies.

“Restricted Cash” means all cash and cash equivalents that are restricted as determined in accordance with GAAP and in a manner consistent with the Accounting Principles.

“Revised Allocation” has the meaning set forth in Section 10.03(a).

“Rights-of-Way” has the meaning set forth in Section 4.08(b).

“Sanctions” has the meaning set forth in Section 4.25(c)(i).

“Schedule” has the meaning set forth in the lead-in to Article IV.

“Second Request” has the meaning set forth in Section 6.03(b).

“Securities Laws” means, collectively, the Securities Act of 1933, as amended, and any federal, state or foreign securities Laws.

“Seller” has the meaning set forth in the preamble.

“Seller Knowledge Parties” has the meaning set forth in Section 12.03.

“Seller Marks” has the meaning set forth in Section 7.04.

“Seller Parties” has the meaning set forth in Section 8.02(b).

“Seller Prepared Tax Return” has the meaning set forth in Section 10.03(b).

“Seller Taxes” means any Flow-Through Income Taxes imposed on or payable by any Acquired Entity (including as a result of Section 6225 of the Code or any similar provisions of state or local law) with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, in each case solely to the extent that the income or gain giving rise to such Flow-Through Income Tax was properly allocable to Seller (taking into account Section 10.03(d)).

“Shortfall” has the meaning set forth in Section 1.06(b).

“Specific Representation” has the meaning set forth in Section 12.08.

“Specified Officers” has the meaning set forth in Section 12.03.

“State Pipeline Regulatory Agencies” means (a) with respect to the State of West Virginia, the West Virginia Public Service Commission and any successor Governmental Entity thereto, (b) with respect to the State of Ohio, the Public Utilities Commission of Ohio and the Ohio Department of Natural Resources and any successor Governmental Entity thereto, and (c) with respect to any other state, any Governmental Entity performing a regulatory function similar to the foregoing.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Survival Period Termination Date” has the meaning set forth in Section 8.01.

“Target Net Working Capital Amount” means negative $7,341,264.

“Tax” means any federal, state, provincial, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment tax, earnings, profits, capital, corporate, goods and services, withholding, business, payroll, employment, wage, employer health, severance, utility, occupation, premium, windfall, education and social security taxes, all surtaxes, workers’ compensation levies and retirement contributions, and including any interest, penalties or additions to tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax, and any amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity with authority to assess or collect any Tax.

“Third Party Acquisition” means the occurrence of any acquisition, directly or indirectly, from Seller, the Acquired Entities or any of their respective Affiliates in one or more related transactions of (i) either of the Acquired Entities, (ii) substantially all of the assets of either Acquired Entity or (iii) substantially all of the Acquired Interests, in each case by purchase, oil and gas lease, sublease, merger, tender offer, consolidation, exchange, business combination or otherwise by, or on behalf of, any Person other than Purchaser. For the avoidance of doubt, “Third Party Acquisition” shall not include any actions of any Class A Member (as such term is defined in the Eureka LLC Agreement) other than Seller or its Affiliates, including those relating to a potential transfer of membership interests in an Acquired Entity by any such Class A Member.

“Transaction Agreements” means this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Transaction Tax Deductions” means, without duplication, the following expenses:  (a) the amount of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments, or similar expenses incurred by Seller and the Acquired Entities on or around the Closing Date or included in the computation of the Net Working Capital or Indebtedness, including the aggregate Incentive Plan Unit Payment Amount and the Hornet LTIP Payment Amount; (b) the fees, expenses, and interest (including amounts treated as interest for U.S. federal or other income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred (or deductible) by the Acquired Entities with respect to the payment or refinancing of Indebtedness in connection with the Closing; (c) the amount of the fees and expenses payable by Seller arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby; (d) the amount of any legal, accounting, investment banking and other fees or other costs and expenses of Seller and the Acquired Entities with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of the Net Working Capital or Indebtedness; and (e) the amount of any employment Taxes with respect to the amounts set forth in clause (a) above paid by Seller and the Acquired Entities on or prior to the Closing Date or included in the computation of the Net Working Capital or Indebtedness, in each case to the extent deductible for Tax purposes. For the avoidance of doubt the Transaction Tax Deductions include those items set forth on the Transaction Tax Deductions Schedule attached hereto.

“Transfer Taxes” has the meaning set forth in Section 10.03(e).

“V&E” has the meaning set forth in Section 2.01.

“Valuation Firm” has the meaning set forth in Section 1.05(c).

“Willful Breach” means, with respect to any party hereto, that such party does one or more of the following: (a) willfully takes an action or refuses to perform or take an action with the knowledge that such refusal or taking such action would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such party, (b) intentionally misrepresents any of the matters covered by its representations or warranties under this Agreement as of the date hereof, or (c) willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct such that the conditions in Section 3.01(a), Section 3.01(b), or Section 3.02(a) or Section 3.02(b), as applicable to such representation or warranty, would not be satisfied.

Section 11.02       Other Definitional Provisions.

(a)           Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII
MISCELLANEOUS

Section 12.01       Public Announcements; Confidentiality.

(a)           No party hereto shall (and each party hereto shall cause its Affiliates and representatives not to, and, after the Closing Date, Purchaser shall cause the Acquired Entities and its Affiliates not to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other party or parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict such disclosures to the extent (i) necessary for a party hereto to perform or exercise its rights under, or defend itself against claims in connection with, this Agreement, (ii) to Governmental Entities and third parties holding rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (iii) required (upon advice of counsel) by applicable Securities Laws or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or any of its Affiliates or (iv) such party has given the other party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided further, that in the case of clauses (i) and (iii), each party hereto shall use its commercially reasonable efforts to consult with the other party or parties regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           Subject to Section 12.01(a), each party hereto shall keep (and shall cause its Affiliates and representatives to keep) all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures (i) to the Acquired Entities and to representatives and Affiliates of such party and the Acquired Entities, (ii) to potential and actual lenders to the Acquired Entities or such party or its Affiliates, (iii) to potential and actual owners of Equity Interests in such party hereto or its Affiliates, (iv) to any current or future investment fund managed by, or the general partner of which is, an Affiliate of Morgan Stanley & Co. (or its successors) (an “MS Fund”), (v) to any current, future or prospective general or limited partner of any MS Fund, (vi) to any current or future managing director, officer or employee of any MS Fund, in each case, who is obligated to keep such information confidential in accordance with the terms of this Agreement and (vii) by such party hereto in connection with performing or exercising its rights under, or defending itself against claims in connection with, this Agreement; provided, however, that prior to making any such disclosures to any of the foregoing Persons, the party disclosing such information shall obtain an undertaking of confidentiality from each such Person.

Section 12.02       Expenses. Except as otherwise expressly provided herein, each of Seller, on the one hand, and Purchaser, on the other hand, shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

Section 12.03       Knowledge Defined.  For purposes of this Agreement, “Seller’s Knowledge” and “Knowledge of Seller” as used herein shall mean the actual knowledge of Ahmad Atwan and Shin Hahn (the “Seller Knowledge Parties”), together with the knowledge such individuals would reasonably be expected to have as of the date hereof after due inquiry, and “Purchaser’s Knowledge” as used herein shall mean the actual knowledge of Thomas F. Karam, Diana M. Charletta, Kirk R. Oliver and Phillip D. Swisher, together with the knowledge such individuals would reasonably be expected to have as of the date hereof after due inquiry. Notwithstanding anything to the contrary in this Agreement, to the extent any of the representations and warranties made by Seller in Article IV, except for Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.12 and 4.19, relate to Eureka and/or any of its Subsidiaries, such representations and warranties shall for all purposes herein solely be made to the “Knowledge of Seller” such that for purposes of this Agreement (including Section 8.02) such representations and warranties shall only be inaccurate, untrue or breached if Ahmad Atwan and Shin Hahn had actual knowledge (or would reasonably be expected to have actual knowledge as of the date hereof after due inquiry), that (at the time such representation and/or warranty was made) such representation and/or warranty was inaccurate, untrue or breached.  “Due inquiry” by Seller Knowledge Parties with respect to representations made as of the date hereof shall be deemed satisfied by the reliance by those Seller Knowledge Parties upon a certificate, dated as of the date hereof, executed by (i) Chris Akers, in his capacity as President and Chief Operating Officer of Eureka, (ii) Gabe Scott, in his capacity as Chief Financial Officer of Eureka and (iii) Melissa Richey, in her capacity as Vice President of Construction and Engineering of Eureka (the “Specified Officers”) and delivered to Seller, stating that, to the actual knowledge of such Specified Officers, the representations and warranties of

Seller contained in Article IV of this Agreement are true and correct (taking into account all qualifiers and limitations therein, including as to materiality or Material Adverse Effect), at and as of the date hereof (except to the extent that such representations and warranties expressly relate to a specified date, in which case they shall be true and correct (taking into account all qualifiers and limitations therein, including as to materiality or Material Adverse Effect) as of such specified date).

Section 12.04       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchaser:

EQM Midstream Partners, LP
625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222
Attn: Kirk Oliver

          Robert Williams
Email: koliver@equitransmidstream.com;
            rcwilliams@equitransmidstream.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Ryan J. Maierson

          Nick S. Dhesi
Email: ryan.maierson@lw.com
            nick.dhesi@lw.com

Notices to Seller:

North Haven Infrastructure Partners II Buffalo Holdings, LLC
c/o Morgan Stanley Infrastructure
600 Travis Street, 61st Floor
Houston, Texas 77002
Attn: Ahmad Atwan
Email: Ahmad.Atwan@morganstanley.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attn:     Peter C. Marshall
Email: pmarshall@velaw.com

Section 12.05       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of Seller or be assigned by Seller without the prior written consent of Purchaser; provided, however, that Purchaser may assign its rights hereunder (i) as collateral security to any lender providing financing for the transactions contemplated hereby (and all extensions, renewals, replacements, refinancings and refundings thereof) and (ii) to any wholly-owned Subsidiary of Purchaser; provided further that Purchaser shall remain liable and subject in all respects to all of its obligations hereunder.

Section 12.06       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.07       References. The table of contents and the sections and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedules” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “made available”, “furnished” or “delivered” to Purchaser shall mean that any such information or document was accessible by Purchaser at the datasite maintained by https://services.intralinks.com/ in the project folder “Project Panthers” as of the close of business on the Business Day immediately preceding the date hereof or otherwise provided to Purchaser or any of its representatives. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

Section 12.08                      Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV of the Agreement whether or not such representations and warranties refer to such Schedule, to the extent that the relevance of such information is reasonably apparent from the face of such disclosure. In the event a subject matter is addressed in more than one representation and warranty in Article IV, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). References to any Law, statute, ordinance, regulation, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Entity shall refer to such as amended, supplemented, modified or replaced from time to time. To the extent that a representation or warranty contained in this Agreement addresses a particular issue with specificity (a “Specific Representation”), and no breach by Seller exists under such Specific Representation, Seller shall not be deemed to be in breach of any other representation or warranty (with respect to such issue) that addresses such issue with less specificity than the Specific Representation and if such Specific Representation is qualified or limited by Seller’s Knowledge, or in any other manner, no other representation or warranty shall supersede or limit such qualification in any manner.

Section 12.09                      Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 12.10                      Complete Agreement. This Agreement and the Transaction Agreements (including the Confidentiality Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.11                      Third-Party Beneficiaries. Sections 7.02, 10.04, Section 10.05 and 12.17 shall be enforceable by each party referenced therein and its, his or her successors, assigns, heirs and representatives, and, except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any other Person other than the parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.12                      Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING IN CONNECTION WITH ANY ACTION UNDER THIS AGREEMENT OR THE TRANSACTION AGREEMENTS OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.13                      Purchaser Deliveries. Purchaser agrees and acknowledges that all documents or other items delivered or made available to Purchaser’s representatives shall be deemed to be delivered or made available, as the case may be, to Purchaser for all purposes hereunder.

Section 12.14                      Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re—execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 12.15                      Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 12.16                      Governing Law.

(a)                                 THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO CREATED UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN

SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (A) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (B) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN SECTION 12.04 IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF ANY OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, A FINAL AND UNAPPEALABLE JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT, OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. THE PARTIES HERETO AGREE THAT ALL JUDICIAL DETERMINATIONS OR FINDINGS BY A STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY MATTER UNDER THIS AGREEMENT SHALL BE BINDING.

(c)                                  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d)                                 EACH PARTY HERETO, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY

THE LAWS OF ANY APPLICABLE JURISDICTION AND HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS Section 12.16. THIS WAIVER INCLUDES IMMUNITY FROM: (I) JURISDICTION; (II) SERVICE OF PROCESS; (III) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (IV) ANY JUDICIAL, ADMINISTRATIVE OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (V) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT. FOR THE PURPOSES OF THIS WAIVER, EACH PARTY HERETO ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 12.17                      No Recourse. Subject to Purchaser’s right to seek specific performance pursuant to Section 12.20 hereunder, Purchaser agrees on its own behalf and on behalf of its Subsidiaries and Affiliates that none of the Acquired Parents’ current or former equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any current or former equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Person.

Section 12.18                      Conspicuous. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.19                      Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties hereto intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereto hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other party or parties hereto to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.20                      Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that prior to a valid termination of this Agreement pursuant to Section 9.01, such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at Law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without any showing of irreparable harm or damage, and the other party hereby waives any requirement for the securing or posting of any bond or other security in connection with any such remedy.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

PURCHASER:

EQM MIDSTREAM PARTNERS, LP

By:	EQGP Services, LLC,
its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

SELLER:

NORTH HAVEN INFRASTRUCTURE PARTNERS II BUFFALO HOLDINGS, LLC

By:	/s/ John Veech
Name:	John Veech
Title:	Director and Vice President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]